PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CARPENTER TECHNOLOGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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☒	No Fee Required

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

September 14, 2009

To Our Stockholders:

It is our pleasure to invite you to attend the 2009 Annual Meeting of Stockholders of Carpenter Technology Corporation, to be held at 11:00 a.m. on Monday, October 12, 2009. The meeting will be held at the Ritz Carlton New York City, Central Park, 50 Central Park South, New York, New York 10019.

Business scheduled for the Annual Meeting includes:

•	The election of four directors to three-year terms expiring in 2012;

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2010.

Information concerning these matters is included in the enclosed Notice of Annual Meeting and Proxy Statement. Also, at the meeting, I will respond to questions concerning Carpenter’s operations.

If you plan to attend the meeting, please bring the admission ticket attached to your proxy card with you. If you are receiving this Proxy Statement by e-mail and wish to attend the meeting, you should print out the admission ticket attached to the e-mail. If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date, August 14, 2009.

If you do not plan to attend the meeting, you may vote over the Internet, by telephone, or by returning your proxy card. To ensure proper representation of your shares at the meeting, please follow the voting instructions beginning on page 2 of the Proxy Statement. You may also mark your proxy card, then sign, date, and return it at your earliest convenience.

I look forward to seeing you at the meeting.

Sincerely,

Anne L. Stevens
Chairman, President and Chief Executive Officer

i

(continued)

ii

Notice of Annual Meeting of Stockholders

on

October 12, 2009

CARPENTER TECHNOLOGY CORPORATION will hold its 2009 Annual Meeting of Stockholders at the Ritz Carlton New York City, Central Park, 50 Central Park South, New York, New York on Monday, October 12, 2009 at 11:00 a.m. We will vote on the following matters:

1.	The election of four directors to three-year terms expiring in 2012;

2.	Approval of the appointment of PricewaterhouseCoopers LLP, as Carpenter’s independent registered public accounting firm to perform its integrated audit for the fiscal year ending June 30, 2010; and

3.	Any other business that is properly presented at the meeting.

Only stockholders who were record owners of shares of common stock at the close of business on August 14, 2009, may vote at the meeting. A list of those stockholders will be available at the meeting and also during the ten days before the meeting at the office of the Corporate Secretary, 2 Meridian Boulevard, 3rd Floor, Wyomissing, Pennsylvania.

Regardless of the number of shares that you own, it is important that your shares be represented at the meeting. You are encouraged to take advantage of the easy and cost-effective Internet and telephone voting that Carpenter offers. Please see page 2 of the Proxy Statement for Internet and telephone voting instructions. You may also vote by completing and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible.

You are cordially invited to attend the meeting. If you plan to attend the meeting, please use the admission ticket attached to your proxy card or included in the e-mail by which you received this Proxy Statement or the letter you obtained from your broker. Upon presentation of proper identification, you may attend the meeting without an admission ticket.

By Order of the Board of Directors,

Oliver C. Mitchell, Jr.
Secretary

iii

September 14, 2009

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 12, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Carpenter Technology Corporation, on October 12, 2009 (the “Annual Meeting”), and any postponements or adjournments. Selected information from Carpenter’s 2009 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material. Carpenter Technology Corporation is referred to in this Proxy Statement as “Carpenter” or the “Company.”

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 14, 2009.

GENERAL INFORMATION

Why Proxies are Solicited

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting, whether or not the stockholder attends the Annual Meeting in person. You are being asked to vote on two proposals:

•	The election of four directors to three-year terms, which will expire in 2012; and

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2010.

Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement and proxy card. Directors, officers, and regular employees of Carpenter may solicit proxies in person or by telephone without additional compensation. Carpenter will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Carpenter common stock.

Who Can Vote

Stockholders who were record owners of Carpenter common stock at the close of business on August 14, 2009, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 14, 2009, there were 44,028,777 shares of Carpenter common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Each participant in the Savings Plan of Carpenter Technology Corporation (“Savings Plan”) may direct The Vanguard Group, Inc. (“Vanguard”), as trustee of the Savings Plan, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. If no direction is received from any participant, the shares will be voted as recommended by the Board of Directors. Directions must be received by Vanguard no later than Wednesday, October 7, 2009.

How to Vote

You may vote in one of four ways:

Vote Over the Internet

•

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares over the Internet by accessing the website address given on the proxy card you received from such broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

•

If your shares are registered in your name: Vote your Carpenter shares over the Internet by accessing the website www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

•

If your shares are registered in your name: Vote your Carpenter shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

Vote by Ballot at the Meeting

You also may attend the Annual Meeting and vote by a ballot that you will receive at the meeting. Your admission ticket to the Annual Meeting is attached to your proxy card or in the e-mail by which you received this Proxy Statement.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. You can write to the Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662, stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Quorum and Required Vote

Holders of a majority of the outstanding shares entitled to vote must attend or be represented by proxy at the Annual Meeting to constitute a quorum so that business may be conducted. Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals. Assuming the presence of a quorum, directors are elected by a plurality of the total votes cast, and the affirmative vote of a majority of the votes cast is required to approve the appointment of the independent registered public accounting firm.

Abstentions as to any matter, and votes withheld for directors, are counted in determining the presence of a quorum, but are not included in the vote count for that matter, and will have no impact on the outcome of the approval of those matters. In the absence of instruction from broker clients who are the beneficial owners, brokers who hold shares in street name for clients have discretionary authority to vote on certain routine matters. Because brokers will have discretionary authority to elect directors and approve the appointment of PricewaterhouseCoopers LLP, we do not believe there will be any broker non-votes at the meeting.

Stockholder Nominations to the Board of Directors

As described in its charter, the Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee and is responsible for identifying and recommending qualified persons to become members of the Board of Directors. The nominees for election to the Board of Directors listed in this Proxy Statement were nominated and recommended by the Corporate Governance Committee.

The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders and will review those nominations under the same criteria as other candidates identified by the Corporate Governance Committee. Our Corporate Governance Guidelines provide that candidates are considered for nomination to the Board of Directors based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. In Carpenter’s view, the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole. To accomplish this, Carpenter believes that directors must have time available to devote to board activities. Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. Carpenter believes that there should be a majority of independent directors on its board, and it is Carpenter’s policy to avoid the nomination of outside professionals, including lawyers, investment bankers, or accountants, whose firms provide services to Carpenter.

Under Carpenter’s By-Laws, in order to nominate a person for election at the 2010 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter’s headquarters, P.O. Box 14662, Reading, PA 19612-4662, between July 14, 2010 and August 13, 2010. Your notice to the Corporate Secretary should contain your name, address, and number of shares of Carpenter stock you own, in addition to the following information:

•	For each person you propose to nominate for election as a director, specify:

(i)	name, age, business address, and residence address;

(ii)	principal occupation or employment;

(iii)	number of shares of Carpenter stock beneficially owned by the person; and

(iv)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities and Exchange Commission’s proxy rules.

•	A signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director. Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2010 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2010 Annual Meeting of Stockholders, your written proposal must be received by Carpenter no later than May 21, 2010. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2010 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between July 14, 2010 and August 13, 2010. For each matter that you wish to bring before the meeting, provide the following information:

(i)	a brief description of the matter and the reason for bringing it to the meeting;

(ii)	your name and record address;

(iii)	the number of shares of Carpenter stock that you own; and

(iv)	any material interest (such as financial or personal interest) that you have in the matter.

SECURITY OWNERSHIP OF CERTAIN PERSONS

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter to own more than 5% of the outstanding common stock of the Company as of the record date of August 14, 2009 (assuming that their holdings have not changed from such other date as may be shown below):

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Fidelity Management & Research Company Boston, MA	3,472,900	(2)	7.89%
T. Rowe Price Associates, Inc. Baltimore, MD	2,524,900	(3)	5.73%

(1)	The percentages are calculated on the basis of shares of common stock outstanding as of August 14, 2009.
(2)

This information was based upon the Fidelity Management (“Fidelity”) Section 13 filing with the SEC filed as of August 15, 2009 for shares owned as of June 30, 2009. Fidelity is an investment advisor registered under the Investment Advisors Act of 1940, as amended. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Fidelity possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. Fidelity disclaims beneficial ownership of these shares.

(3)

This information was based upon T. Rowe Price Associates, Inc. (“T. Rowe Price”) Section 13 filing with the SEC filed as of August 15, 2009 for shares owned as of June 30, 2009. T. Rowe Price is an investment advisor registered under the Investment Advisors Act of 1940, as amended. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, T. Rowe Price possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. T. Rowe Price disclaims beneficial ownership of these shares.

DIRECTORS, NOMINEES AND MANAGEMENT

The following table shows the ownership of Carpenter common stock as of August 14, 2009, by each director or nominee, by any person acting as Carpenter’s Chief Executive Officer during fiscal year 2009, any person acting as Carpenter’s Chief Financial Officer during fiscal year 2009, the other three most highly compensated executive officers of Carpenter during fiscal year 2009 and any other executive officers during fiscal year 2009 who are considered to be named executive officers under applicable SEC regulations (collectively, the “Named Executive Officers”); and Carpenter’s directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)		Employee Restricted Stock Units(2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(4)(5)
Anderson, Jr., C. G.	56,394		0	22,264	78,658		0.1%
Anderson, P. M.	15,714		0	8,361	24,075		0.0%
Inglis, I. M.	28,214	(6)	0	14,209	42,423	(6)	0.1%
McMaster, R. R.	15,814		0	8,361	24,175		0.0%
Pratt, G. A.	15,814		0	21,072	36,886		0.0%
Stephans, P. N.	108,276	(6)	0	14,209	122,485	(6)	0.2%
Stevens, A. L.	107,870	(7)	41,180	n/a	149,050	(7)	0.2%
Turner, K. C.	29,298		0	24,206	53,504		0.1%
Wadsworth, J.	19,814		0	9,823	29,637		0.0%
Ward, Jr., S. M.	25,346		0	23,857	49,203		0.1%
Wulfsohn, W. A.	0		0	6,414	6,414		0.0%
Hanley, T. K.	25,083		17,450	n/a	42,533		0.1%
Kamon, M. S.	31,120	(6)(7)	6,425	n/a	37,545	(6)(7)	0.1%
Ralph, K. D.	24,050		17,450	n/a	41,500		0.1%
Shor, M. L.	59,538	(7)	23,500	n/a	83,038	(7)	0.1%
Widge, S. Y.	31,361	(7)	0	n/a	31,361	(7)	0.1%
All directors and executive officers as a group (19 persons)	622,062	(6)(7)	121,580	152,776	896,418	(6)(7)	1.4%

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 14, 2009:

C. G. Anderson, Jr.	27,614	A. L. Stevens	39,028	T. K. Hanley	4,550
P. M. Anderson	15,614	K. C. Turner	25,614	M. S. Kamon	6,659
I. M. Inglis	27,614	J. Wadsworth	19,614	K. D. Ralph	4,550
R. R. McMaster	15,614	S. M. Ward, Jr.	19,614	M. L. Shor	6,133
G. A. Pratt	15,614	W. A. Wulfsohn	0	S. Y. Widge	0
P. N. Stephans	15,614

All directors and executive officers as a group (19 persons) 249,322

(2)

These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative Agreement(s) and the plan. The value of the stock units tracks the value of the common stock, but the units have no voting rights.

(3)

These stock units convert to an equivalent number of shares of common stock upon the director’s retirement or termination of service as allowed under the plan. The value of the stock units tracks the value of the common stock, but the units have no voting rights.

(4)	Ownership is rounded to the nearest 0.1% and is less than 0.1% except where stated.
(5)

The percentages are calculated on the basis of the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

(6)	Voting and investment power is shared with respect to the following shares of common stock:

I. M. Inglis	400
P. N. Stephans	38,931
M. S. Kamon	200

(7)	The amounts include the following shares of common stock held in the Savings Plan:

M. S. Kamon	275
M. L. Shor	766
A. L. Stevens	46
S. Y. Widge	4,830

All executive officers as a group	9,193

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Carpenter’s Board of Directors consists of eleven directors serving in three classes. Each class of directors serves for a period of three years. The term of office of one class of directors expires each year at the Annual Meeting.

Messrs. C. Anderson, Jr., P. Anderson, Wadsworth and Wulfsohn have been nominated for election at the 2009 Annual Meeting of Stockholders. If elected, their terms will expire at the 2012 Annual Meeting. The biographical summaries of the nominees and the remaining seven directors whose terms are continuing appear below. Unless otherwise directed by the stockholders, the shares represented by the proxies will be voted for the four nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

The Board of Directors recommends that you vote FOR the election of Messrs. C. Anderson, Jr., P. Anderson, Wadsworth and Wulfsohn.

Nominees—Terms to Expire 2012

CARL G. ANDERSON, JR., age 64, has been a director of Carpenter since 2003 and is a member of the Corporate Governance and Human Resources Committees. Mr. Anderson is the former Chairman of the Board, President and Chief Executive Officer of Arrow International, Inc., a leading manufacturer of medical devices. He previously served as Vice-Chairman of the Board of Directors and General Manager of Arrow’s Critical Care Business. From 1997 to 2002, he was President and Chief Executive Officer of ABC School Supply Inc., a manufacturer and marketer of educational products. Prior to joining ABC School Supply in May 1997, Mr. Anderson served as Vice President – General Manager of the Retail Consumer Products Division of James River Corporation from 1994 to 1997 and as Vice President of Marketing from May 1992 to August 1994. He was Vice President and General Manager at Nestle Foods Corporation from 1984 to 1992 and a marketing executive at Procter & Gamble from 1972 to 1984. Mr. Anderson served as a director of Arrow International, Inc., a director of IWT Tesoro (IWTT) until December 2007, and as a trustee of Lafayette College and Alvernia College. He is a General partner of Cannondale Partners, LLC, a private equity firm located in Connecticut.

DR. PHILIP M. ANDERSON, age 61, has been a director of Carpenter since 2007 and is a member of Carpenter’s Corporate Governance, Human Resources and Science and Technology Committees. Dr. Anderson is a professor of physics at Ramapo College of New Jersey, where he has taught since 1990. He holds more than 100 foreign and 34 U.S. patents, and was named Inventor of the Year by the New Jersey Inventor’s Hall of Fame in 2001. He also is a respected consultant on technical and intellectual property on new technology and product development for Fortune 100 companies, with particular emphasis on security systems, medical devices, sensors, magnetics, acoustics and materials. Prior to teaching, he was founder, president and chief executive officer of Identitech Corp., 1986-1988; and new venture manager and senior research physicist at Allied Corp. (now Honeywell Corp.) from 1979-1986. Dr. Anderson received his B.S. in physics in 1970 from Widener University, M.S. degrees in both physics and electrical engineering from Drexel University in June 1977, and a Ph.D. in physics from Drexel in 1979. He served as a pilot in the U.S. Air Force and National Guard from 1970-1975. He is a former director of Aerco International and Sigma-Netics. From 1997-2001, he was a member of the Peer Review Board of the U.S. Army’s ARDEC, Picatinny Arsenal.

DR. JEFFREY WADSWORTH, age 59, has been a director of Carpenter since 2006 and is a member of Carpenter’s Human Resources Committee and the chair of the Science and Technology Committee. Dr. Wadsworth is President and Chief Executive Officer of Battelle, a $5.5 billion Research and Development enterprise headquartered in Columbus, Ohio since January 2009. He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory and Chief Executive Officer and President of UT-Battelle LLC and Senior Vice President for U.S. Department of Energy Science Programs at Battelle. Previously, he was director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office for the newly formed U.S. Department of Homeland Security. From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was deputy director for Science and Technology. Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division. He was elected to the National Academy of Engineering in 2005, and has been elected Fellow of several technical societies. Dr. Wadsworth holds a bachelor’s degree in metallurgy, Ph.D., D.Met and D.Eng. degrees from Sheffield University, England.

WILLIAM A. WULFSOHN, age 47, has been a director of Carpenter since April 2009 and is a member of Carpenter’s Human Resources and Corporate Governance Committees. Mr. Wulfsohn is senior vice president, industrial coatings, of PPG Industries, responsible for automotive original-equipment, industrial and packaging coatings as well as Asia/Pacific and Europe. He joined PPG as vice president, coatings, and managing director, PPG Europe, in 2003, and he was appointed senior vice president, coatings, in 2005. Mr. Wulfsohn relocated to the Pittsburgh headquarters in 2006. Prior to joining PPG, Mr. Wulfsohn worked for Morton International in Chicago as vice president and general manager, automotive coatings; for Rohm & Haas in Chicago as vice president, automotive coatings business director; and for Honeywell in Richmond, Virginia., as vice president and general manager, nylon system. He also worked as an associate with McKinsey & Company. Mr. Wulfsohn earned a chemical engineering degree from the University of Michigan and received a Master of Business Administration degree from Harvard University. He is a board member of the Pittsburgh Symphony Orchestra and Greater Pittsburgh Community Food Bank.

Incumbent Directors to Continue in Office

These are the other directors whose terms continue after the Annual Meeting, as indicated:

Terms to Expire 2010

I. MARTIN INGLIS, age 58, has been a director of Carpenter since 2003 and is the Chair of the Corporate Governance Committee and is a member of the Human Resources Committee. Mr. Inglis is Executive Vice President and Chief Financial Officer of Battelle, a $5.5 billion Research and Development enterprise headquartered in Columbus, Ohio. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets during his career at Ford, where he was named head, Global Products and Business Strategy and elected a corporate Vice President in 1996; President, Ford South America in 1999; head, Ford North America in 2000; Chief Financial Officer in 2001; and Group Vice President, Business Strategy in 2002. Mr. Inglis also serves on the Advisory Board of three venture funds (Fletcher Spaght, Reservoir Ventures, and Battelle Ventures) and is the Audit Chairman of the Alliance for Sustainable Energy LLC, Brookhaven Science Associates LLC, and Battelle Energy Associates LLC. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

PETER N. STEPHANS, age 66, has been a director of Carpenter since 2003 and is a member of the Audit/Finance Committee. Mr. Stephans is Chairman and Chief Executive Officer of Trigon Holding, Inc., parent company for its subsidiary manufacturing, forged and machined components for aerospace and medical applications, and its subsidiary that designs, develops and markets orthopedic implants. Prior to Trigon, Mr. Stephans served as President and Chief Operating Officer of Dynamet Incorporated, a privately-held titanium processor that Carpenter purchased in 1997. He was appointed Vice President and Technical Director in October 1972 and Executive Vice President in October 1982. He began his career at IBM Corporation, ultimately serving as Manufacturing Manager for one of the company’s divisions in New York. Mr. Stephans holds a bachelor’s and master’s degree in electrical engineering from the South Dakota School of Mines and Technology.

KATHRYN C. TURNER, age 62, has been a director of Carpenter since 1994, and is a member of the Audit/Finance Committee. Ms. Turner is Chairperson, Chief Executive Officer and President of Standard Technology, Inc. Ms. Turner founded Standard Technology, Inc., a management and technology solutions firm with a focus in the healthcare sector, in 1985. Standard Technology, Inc. is headquartered in Bethesda, Maryland. Ms. Turner also serves on the Board of Directors of Conoco Phillips and Schering-Plough Corporation, each a public company listed on the NYSE, and she has served as a director for the Urban League (Northern Virginia Chapter), National Capital Area Boy Scouts and the Children’s Hospice International. In 1994, she received a Presidential appointment to serve on the President’s Export Council, after serving a one-year term on the ExIm Bank Advisory Committee. In 1993, she was appointed to the Commission on the Future of Worker-Management Relations, a joint commission of the Departments of Labor and Commerce, established by President Clinton. In 1992, she was the first woman appointed by Secretary Cheney to the Defense Policy Advisory Committee on Trade (DPACT). Ms. Turner is the 1998 Black Engineer Entrepreneur of the Year, a 1994 recipient of the Northern Virginia Urban League’s Shining Star Award, and a 1994 recipient of the National Association of Black Telecommunications Professionals, Inc.’s Granville T. Woods Award.

STEPHEN M. WARD, JR., age 54, has been a director of Carpenter since 2001, and is Chair of the Human Resources Committee and a member of the Corporate Governance Committee. Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international PC company formed by the acquisition of IBM’s PC business by Lenovo of China. Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division and the Printing Systems Division. In his 26-year career with IBM, Mr. Ward also served as IBM’s chief information officer and Vice President, Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM e-business solutions. In the mid-1990’s, he served as Vice President, Information Technology and was later named General Manager, IBM ThinkPad, in the IBM Personal Computer Company. He first joined IBM in Tucson, Arizona as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control and project development for disk drive, tape and optical storage projects and software development, and was also an assistant to the IBM chairman at company headquarters in Armonk, New York. He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo. Mr. Ward is also a member of the Board of e2open, a maker of enterprise software, where he serves on the Audit Committee, and E-lnk, a maker of electronic paper displays.

Terms to Expire 2011

ROBERT R. McMASTER, age 61, has been a director of Carpenter since 2007 and is a member of Carpenter’s Audit/Finance Committee. Mr. McMaster held various positions at KPMG from May 1970 to June 1997, including Ohio Valley Area Managing Partner. He served from 1992 to 1997 as a member of KPMG’s Management Committee. From June 1997 to February 2005, Mr. McMaster was chairman and chief executive officer of Westward Communications, and president and chief executive officer of its successor company, ASP Westward Holdings, publishers of community newspapers in Texas, Arkansas, and Colorado. He is also a director of Sally Beauty Holdings Inc. (chairman, Audit Committee; member, Finance Committee), a public company listed on the NYSE. He also is a former board member of American Eagle Outfitters, Inc. and Dominion Homes Inc. He is active in a wide variety of community affairs organizations in the Columbus, Ohio, region. He received his B.S. magna cum laude, in accounting from Miami University, Oxford, Ohio, in 1970, and is the recipient of the Haskins & Sells Foundation Award for excellence in accounting.

ANNE L. STEVENS, age 60, is Chairman, President and Chief Executive Officer of Carpenter Technology Corporation and has been a director of Carpenter since 2006. She is a member of Carpenter’s Science and Technology Committee. Prior to joining Carpenter in 2006, Ms. Stevens held various management positions at Ford Motor Company, most recently serving as Executive Vice President of Ford Motor Company and Chief Operating Officer of Ford in The Americas, with responsibility for Ford’s North and South American product development, vehicle launch, manufacturing and material purchasing activities. She joined Ford in 1990 as a marketing specialist in the Plastics Products division, and subsequent positions at Ford included Group Vice President for business operations in Canada, Mexico and South America, and Vice President of North American Vehicle Operations with responsibility for nearly thirty plants in Canada, Mexico and the United States. Before joining Ford, Ms. Stevens held engineering, manufacturing and marketing positions for over ten years at Exxon Corporation. She earned a B.S. in Mechanical and Materials Engineering from Drexel University and did post graduate work at Rutgers University. She also received an honorary Ph.D. in Communication Sciences from Central Michigan University. Ms. Stevens has been a member of the Board of Directors since 2002 of Lockheed Martin, a public company listed on the NYSE. She is a member of the National Academy of Engineering and received a distinguished service citation from the Automotive Hall of Fame. She has been named four times to Fortune magazine’s list of “50 Most Powerful Women in Business” and was named by Automotive News as a 2005 “Leading Woman in the North American Automotive Industry.”

GREGORY A. PRATT, age 60, has been a director of Carpenter since 2002, is the chairman of the Audit/Finance Committee and also serves as Carpenter’s Lead Independent Director. Mr. Pratt is Vice Chairman and a director of OAO Technology Solutions, Inc. (OAOT), an information technology and professional services company. He joined OAOT in 1998 as President and CEO after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt. Mr. Pratt served as President and COO of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as CFO and President, of Atari (US) Corporation from 1984 through 1991. He also serves as a director and audit committee chairman of AmeriGas Propane, Inc., a public company listed on the NYSE.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws, Carpenter’s business, property and affairs are managed under the direction of its Board of Directors (sometimes referred to simply as the “Board”). While Carpenter’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers during meetings of the Board of Directors and its committees.

Meetings of the Board

The Board of Directors held six meetings during fiscal year 2009. In addition, there were twenty-seven committee meetings. The policy of Carpenter is to require attendance and active participation by directors at Board and committee meetings. The average attendance for Carpenter’s directors at these meetings was over 90%. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2009. Directors are encouraged to attend the Annual Meeting of Stockholders, and nine of Carpenter’s directors attended the 2008 annual meeting.

Board Independence

The Board of Directors is comprised of a majority of directors who qualify as independent directors (“Independent Directors”) under the applicable requirements of the SEC and NYSE. Board committees also reflect applicable requirements for certain of their members to qualify as Independent Directors.

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Carpenter. When assessing the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Where an affiliation involves the delivery of services to or by Carpenter, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Carpenter as those prevailing at the time from unrelated parties for comparable transactions. With respect to Audit/Finance Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Carpenter.

The Board has determined that the following directors are Independent Directors: Carl G. Anderson, Jr., Philip M. Anderson, I. Martin Inglis, Robert R. McMaster, Gregory A. Pratt, Kathryn C. Turner, Jeffrey Wadsworth, Stephen M. Ward, Jr. and William A. Wulfsohn. Mr. Peter  N. Stephans is considered independent for all purposes except participation on the Human Resources Committee.

Meetings of the Independent Directors

Under Carpenter’s Corporate Governance Guidelines, which reflect applicable requirements of the NYSE, the Independent Directors of the Board meet in an executive session at least twice per year to: (a) review the performance of the Chief Executive Officer; and (b) address any other matters affecting Carpenter that may concern such directors. During fiscal year 2009, the Independent Directors met in executive session five times.

Stockholder Communication with the Board

Stockholders may communicate with the Board of Directors by sending a letter addressed to “Carpenter Technology Board of Directors, c/o Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662”. Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board of Directors or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed, unless the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate. In any such latter situation, the Corporate Secretary will not forward the communication, and will so notify the sender if and as appropriate. Stockholders and other interested parties may also communicate with the non-employee directors, the Lead Director or the Audit/Finance Committee by sending an e-mail to boardauditcommittee@cartech.com.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for the chief executive officer and senior financial officers of the Company. There were no waivers of the Code of Ethics for fiscal year 2009 or through the date of this Proxy Statement.

Director Training and Education

Directors are encouraged to attend outside educational seminars presented by accredited third party organizations as well as internal programs organized by Carpenter for the ongoing education of directors. During fiscal year 2009, Carpenter provided instruction to the Board on improving the overall effectiveness of the Board.

Committees of the Board

The Board of Directors has four standing committees: the Audit/Finance Committee, Corporate Governance Committee, Human Resources Committee and Science and Technology Committee. Summary information about each standing committee is set forth in the following table. From time to time, the Board has established ad hoc committees, on an interim basis, to assist the Board with its consideration of specific matters, and it expects to continue to do so as it may determine to be prudent and advisable in the future.

Committee and Members	Purpose of the Committee	2009 Meetings
Audit/Finance Committee Gregory A. Pratt, Chair Robert R. McMaster Peter N. Stephans Kathryn C. Turner All members are Independent Directors.

•   Assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the qualifications, independence and performance of the Company’s independent auditor; (iii) the performance of the Company’s internal audit personnel; and (iv) the Company’s overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

•   Select the Company’s independent registered public accounting firm and recommend to the Board with respect to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

•   Review of (and the provision of recommendations to the Board of Directors relating to) major financial matters affecting the Company.

13

Committee and Members	Purpose of the Committee	2009 Meetings
Corporate Governance Committee I. Martin Inglis, Chair Carl G. Anderson, Jr. Philip M. Anderson Stephen M. Ward, Jr. William A. Wulfsohn All members are Independent Directors.	• Assist the Board in identifying qualified individuals to become members of the Board (and otherwise functioning as a nominating committee with respect to directors), and determining the overall composition of the Board and its committees. • Assist the Board in developing, implementing and monitoring a set of corporate governance principles for the Company, and overseeing processes to assess the performance and effectiveness of the Board of Directors, its committees and management of the Company. • Ensure orderly succession at the Board and management levels.	5

Human Resources Committee Stephen M. Ward, Jr., Chair Carl G. Anderson, Jr. Philip M. Anderson I. Martin Inglis Jeffrey Wadsworth William A. Wulfsohn All members are Independent Directors.	• Assist the Board with its overall responsibility for supervising the Company’s management and human resources and for reviewing the Company’s strategies and plans to support organizational and employee effectiveness. • Review and approve compensation of the Company’s executive officers. • Administer the Company’s incentive compensation programs and plans and provide oversight for the Company’s employee benefits programs generally.	7

Science and Technology Committee Jeffrey Wadsworth, Chair Philip M. Anderson Anne L. Stevens	• Review and monitor major scientific or technological developments that could affect the Company’s current business or operations or implicate significant strategic planning or considerations for the future. • Make periodic recommendations to the Board concerning such major developments or potential business opportunities for the Company with respect to scientific or technological matters that implicate significant strategic planning or Company prospects.	2

Corporate Governance Guidelines and Charters

Carpenter’s Corporate Governance Guidelines, as well as the charters for all the Board committees, the Company’s Code of Conduct, and the Company’s Code of Ethics and any information regarding any waivers of the Code of Ethics, are available on Carpenter’s website at www.cartech.com. Copies will also be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Transactions with Related Persons

During fiscal year 2009, there were no related party transactions.

Human Resources Committee Interlocks and Insider Participation

The Human Resources Committee, comprised of Messrs. Ward (Chair), C. Anderson, Jr., P. Anderson, Inglis, Wadsworth and Wulfsohn, performs the functions of a compensation committee of the Board. No member of the Human Resources Committee was a current or former officer or employee of Carpenter or any of its subsidiaries during fiscal year 2009, or had any relationship requiring disclosure by Carpenter under the SEC’s proxy rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership of common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of such reports furnished to Carpenter and other Company records or information otherwise provided to the Company, Carpenter believes that all applicable Section 16(a) reports were timely filed by its directors and executive officers, and more than 10% stockholders during the fiscal year 2009.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid or awarded to each non-employee director during fiscal year 2009. Any director who is an employee of Carpenter is not compensated for Board service.

Fiscal Year 2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Anderson, Jr., Carl G.	$45,000		$45,000	$66,480	$0	$0	$9,793	$166,273
Anderson, Philip M.	$45,000		$45,000	$66,480	$0	$0	$1,502	$157,983
Inglis, I. Martin	$55,000	(5)	$45,000	$66,480	$0	$0	$5,611	$172,091
McMaster, Robert R.	$45,000		$45,000	$66,480	$0	$0	$1,502	$157,983
Pratt, Gregory A.	$58,333	(6)	$45,000	$66,480	$0	$0	$10,435	$180,248
Stephans, Peter N.	$45,000		$45,000	$66,480	$0	$0	$5,611	$162,091
Turner, Kathryn C.	$45,000		$45,000	$66,480	$0	$76	$12,638	$169,194
Wadsworth, Jeffrey	$50,000	(7)	$45,000	$66,480	$0	$0	$2,529	$164,009
Ward, Jr., Stephen M.	$55,000	(8)	$45,000	$66,480	$0	$482	$12,392	$179,354
Wulfsohn, William A.	$8,753		$10,788	$34,240	$0	$0	$0	$53,781

(1)	The value for stock units reflects the amount recognized in accordance with Statement of Financial Accounting Standards (“FAS”) 123R in Carpenter’s financial statements. Carpenter recognizes expense monthly by amortizing on a straight-line basis the total issued dollar amount of such awards. Stock units are credited to a director’s account on the date of the Annual Meeting of Stockholders for service in the ensuing year, but are subject to forfeiture if the director separates from Board service prior to the date of the next annual meeting for any reason other than death, disability, retirement, or a change in control of the Company.

Each director, with the exception of W. Wulfsohn, was credited with 2,013.423 stock units for fiscal year 2009 on October 13, 2008, the date of last year’s Annual Meeting of Stockholders, representing a grant date value of $45,000. Mr. Wulfsohn was credited with 1208.026 stock units for fiscal year 2009 upon joining the Board effective April 21, 2009, representing a grant date value of $21,575.

The total number of stock units credited to each director under Carpenter’s Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”) as of June 30, 2009, including stock units that were credited with respect to prior fiscal years, was: C. Anderson, Jr.-16,408; P. Anderson-3,155; I. M. Inglis-9,003; R. McMaster-3,155; G. Pratt-15,866; P. Stephans-9,003; K. Turner-19,000; J. Wadsworth-4,617; S. Ward, Jr.-18,651; and W. Wulfsohn-1,208.

(2)	The dollar value of stock options is equal to the compensation expense recognized in accordance with FAS 123R in Carpenter’s financial statements. Carpenter recognizes expense ratably in monthly increments over the one-year vesting period. The assumptions used in determining the fair value of the options is set forth in Note 18 to the financial statements contained in Carpenter’s 2009 Annual Report on Form 10-K.

During fiscal year 2009, each director, with the exception of W. Wulfsohn, received an annual award of 8,000 stock options, representing a grant date value of $66,480. Mr. Wulfsohn received an initial award of 4,000 stock options, representing a grant date value of $34,240.

The total number of shares subject to stock options granted to each director as of June 30, 2009, including stock options that were granted in prior fiscal years, was: C. Anderson, Jr.-27,614; P. Anderson-15,614; I. M. Inglis-27,614; R. McMaster-15,614; G. Pratt-15,614; P. Stephans-15,614; K. Turner-25,614; J. Wadsworth-19,614; S. Ward, Jr.-19,614; and W. Wulfsohn-4,000.

(3)	Interest paid on deferred compensation in excess of 120% of the applicable federal long-term rate.
(4)	Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2009 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2009. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dollar amount by the close price on the NYSE on the dividend equivalent payment date.
(5)	Includes additional retainer for service as Chair of the Corporate Governance Committee.
(6)	Includes additional retainer for service as Chair of the Audit/Finance Committee.
(7)	Includes additional retainer for service as Chair of the Science and Technology Committee.
(8)	Includes additional retainer for service as Chair of the Human Resources Committee.

The director compensation amounts provided above are based upon compensation elements that were established in 2004. These compensation elements are reviewed regularly by the Board to ensure that they are appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance. They reflect the Board’s determination that all compensation to the non-employee directors should be in the form of cash and equity securities, as described below.

Compensation for non-employee directors consists of an annual retainer of $90,000 (plus travel expenses, where appropriate) for attending all Board and committee meetings. Each Committee Chair receives the following additional annual cash retainer: Audit/Finance Committee Chair – $15,000; Corporate Governance and Human Resources Committee Chairs – $10,000; and Science and Technology Committee Chair – $5,000. Directors may also receive up to 4,000 stock options (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards) upon joining the Board; and a number of stock options annually, on or about the date of the Company’s Annual Meeting of Stockholders, having a fair market value on the grant date of up to $90,000 (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards). Directors may be granted additional stock options from time to time, under the Directors Stock Plan described below, as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards.

At least 50% of the $90,000 annual retainer for Board service is paid in stock units that convert to an equivalent number of shares of common stock following death, disability, retirement or other termination of service as allowed under the Director Stock Plan. The stock units are granted on or about the date of the Annual Meeting of Stockholders for the year in which Board service is to be provided, and the number of units is based on the trading price of Carpenter’s common stock on such date of grant. These stock units vest after the completion of one year of board service following the grant date, or the earlier of death, disability or retirement from the Board, and they will be forfeited if Board service is ended earlier for any other reason.

At the director’s election, the remaining 50% of the annual retainer can be paid in cash currently, or all or a portion can be deferred and paid in either cash at the time of distribution under Carpenter’s Deferred Compensation Plan for Non-Employee Directors (“Director Cash Deferral Plan”) or common stock at the time of distribution under the Directors Stock Plan. The additional retainer to a Committee Chair can be paid in cash currently, or all or a portion can be deferred and paid in cash at the time of distribution under the Director Cash Deferral Plan. Under the Director Cash Deferral Plan, interest is credited semi-annually at the Company’s Five-Year Medium Term Note Borrowing Rate, as provided by one of the Company’s investment bankers on November 15 of the prior Plan Year. Carpenter distributes a participating director’s deferred cash compensation, at the director’s election, in a lump sum or in 10 or 15 annual installments commencing on the date or event elected.

Upon a change in control of the Company, all earned stock units vest immediately and are payable in shares of common stock (unearned stock units that are subject to further performance criteria are paid in cash at pro-rata target levels) and stock options become immediately exercisable. In the event of separation from service for any reason other than death, disability, retirement, or change in control, unvested and unearned stock units, and unexercisable options, are forfeited. A director will have a three-month period following such separation to exercise any options that were not forfeited. In the event of removal for cause, all existing stock options and unvested stock units shall be forfeited.

COMPENSATION DISCUSSION AND ANALYSIS

To the extent any part of this discussion refers to future individual or Company performance goals and targets, such references are made only to assist comprehension of our compensation and benefit programs. No such reference (or any inference made from it) should be considered to be a projection or forecast of future Company performance.

Fiscal Year 2009: An Overview

The compensation plan for our executive officers for fiscal year 2009 was intended to focus executive performance on accountability and on achieving important business objectives. Due in large part to the global economic downturn, the deteriorating credit markets, and the declines of the motor vehicle, energy and aerospace sectors, our fiscal year 2009 performance, measured against metrics for our performance-based programs, fell short of many of our objectives. This performance shortfall was reflected in the compensation received by our executives, including the Named Executive Officers, during that period.

We recognize that current global economic conditions have had a significant adverse impact on our shareholders, suppliers, customers and other stockholders. These economic conditions naturally impacted the Company’s business plans. During October 2008, in response to these developments, we reduced compensation costs and the size of our management team by eliminating certain positions.

Our General Philosophy and Objectives

Our executive officers and other senior leaders are compensated through a mix of base salary, incentive-based cash bonuses, retirement plans and post-employment benefits, incentive-based equity awards and perquisites that is designed to be fair and competitive and that is intended to focus senior leaders on achieving important business objectives. The Human Resources Committee (the “Committee”) of the Board is charged with setting all executive compensation. It does so through a process that involves several meetings over the course of each fiscal year, drawing upon multiple resources that include input from external compensation consultants, our Human Resources Department, and our Chief Executive Officer. The resulting executive compensation programs are designed to:

•	Achieve superior results through ethical and lawful behavior;

•	Inspire our executives both (i) to achieve or exceed the Company’s and their respective individual performance objectives and (ii) to transform Carpenter’s business;

•	Link executives’ goals with the interests of our stockholders, by tying a significant portion of personal income opportunity to the value of our stock;

•	Reinforce the importance of accountability by tying a significant portion of executive compensation to Company performance;

•	Motivate, attract and retain talented leaders who are, and will continue to be, needed for the implementation of our growth and success strategies;

•	Provide discretion for the Committee to reward individual performance or accomplishments, while also emphasizing teamwork and Carpenter’s overall success;

•	Be competitive with compensation packages offered by members of our peer group.

The Committee administers our executive compensation programs to reward our senior leaders when they meet or exceed annual financial goals and improve total shareholder return. A significant component of this incentive structure is weighed towards overall leadership team performance against targeted goals, so that, if the team fails to meet the minimum thresholds, that component of performance-based compensation may not be awarded. The Committee also applies an incentive-based formula to reward superior individual performance by senior leaders where appropriate. In both cases, our programs are designed for the larger portion of performance-based incentive awards to be paid in equity grants or other equity-based arrangements, rather than in cash, to reinforce the linkage between the interests of our executives and our stockholders.

To maintain the link between the financial interests of our Named Executive Officers (who are identified below) and the interests of our stockholders, the Committee requires each Named Executive Officer to hold equity in the Company (as either restricted or unrestricted stock) equal to at least 1.5 times his or her base salary.

Important Practical Considerations

In making determinations about compensation and other benefits, the Committee also considers appropriately factors such as:

•	Our express expectation that members of our team always behave ethically and lawfully;

•	Our expectation that leaders achieve superior individual results and lead a team accountable to objectives;

•	A compensation formula that is designed to be competitive based on individual responsibilities and the reasonable demands and expectations of our stockholders; and

•	The connection between retention and opportunities for personal growth and career development.

Our Named Executive Officers

As indicated above, the Committee is charged with setting all executive compensation, which includes the compensation of our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, who together comprise the group of “Named Executive Officers” under applicable SEC regulations. For fiscal year 2009, our Named Executive Officers were:

•	Anne L. Stevens – Chairman, President and Chief Executive Officer

•	K. Douglas Ralph – Senior Vice President and Chief Financial Officer

•	Michael L. Shor – Executive Vice President

•	Mark S. Kamon – Vice President

•	T. Kathleen Hanley – Senior Vice President

Another former employee, Dr. Sunil Y. Widge, who was Senior Vice President and Chief Technology Officer until his retirement from the Company on January 31, 2009, is considered to be a Named Executive Officer notwithstanding his retirement. As a result, required information about Dr. Widge is included in certain tables as a part of the “Executive Compensation” section later and elsewhere in this Proxy Statement.

Through a process that involves several meetings over the course of the fiscal year, the Committee regularly reviews all components of compensation, both recent and prospective, of our executive officers. Its review includes data on salary, annual bonuses, and equity-based awards, as well as information on perquisites and other benefits. The Committee draws upon several resources during this process, and its members consider, among other things, competitive surveys, public compensation filings of our peer companies, other relevant market data, and recommendations made by our Chief Executive Officer, the Committee’s external compensation consultants and members of our Human Resources Department.

Benchmarking and Comparator Group Analysis

For purposes of its fiscal year 2009 determinations, the Committee engaged the outside compensation consulting firm of Mercer LLC to conduct a competitive assessment of our compensation program for the Named Executive Officers, excluding the CEO, and to make recommendations to the Committee. Separately, another outside compensation consulting firm, Pearl Meyers & Partners (“PM&P”), was retained to benchmark compensation to our CEO and to provide recommendations regarding her total compensation. In developing competitive compensation level recommendations with respect to the Named Executive Officers, the consultants established a benchmark match for each position, based on a broad perspective of the relevant market and detailed competitive data at the 25th, 50th and 75th percentile levels, for each of the following elements of pay:

•	base pay;

•	target annual cash incentive bonus;

•	target total cash compensation;

•	expected value of long-term incentives; and

•	total target direct compensation.

The Committee used this benchmark data and it also accepted the consultants’ recommendation that it use a Comparator Group for competitive compensation analysis that consists of fifteen public companies that manufacture and sell specialty metals and that draw upon similar executive talent. The comparator group consists of the following public companies based in various parts of the world that have reported revenues of between US$900 million and US$7 billion:

Allegheny Technologies, Inc.

Brush Engineered Metals, Inc.

Carlisle Companies, Inc.

General Cable Corp.

Gibraltar Industries, Inc.

Hexcel Corp.

Olympic Steel, Inc.

Precision Castparts Corp.

Quanex Corp. (no longer a public company – not used for CEO analysis)

RPM International, Inc.

Superior Essex, Inc.

Teleflex, Inc.

The Timken Company

Triumph Group, Inc.

Worthington Industries, Inc.

While the Committee uses such benchmark data as a reference point, it is not, and was not in 2009, the sole determining factor in making our executive compensation decisions. The survey data is used primarily to ensure that, in totality, our executive compensation program is competitive when the Company achieves targeted performance levels. For Named Executive Officers, we generally seek to provide total compensation opportunities at the Comparator Group’s 50th percentile for base salary and up to the Group’s 75th percentile for total compensation level. We do not establish rigid targets for total compensation, or for any individual element of compensation, relative to the Comparator Group. Rather, consistent with our overall approach to compensation, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and to adjust for, changes in the global business and economic environment and individual accomplishments, performance and circumstances. During fiscal 2009, the Committee empowered our Chief Executive Officer to award up to a fifty percent increase (or, if appropriate, decrease) in annual cash incentive awards based on exceptional individual performance.

Fiscal Year 2009 Compensation Strategy

Applying the above philosophy and objectives, the elements of compensation to our executive officers and other senior leaders consist of components from six categories: base salary, annual cash incentive bonuses, long-term (equity-based) incentives, retirement and post-employment benefits, deferred compensation opportunities, and perquisites and other benefits. A summary description of each component is provided in the following subsections.

As its guiding principles for determining the main components of compensation for fiscal year 2009, the Committee evaluated and calibrated pay levels for our Named Executive Officers, relative to the Comparator Group, by applying the following strategy:

•

Base salary at the 50th percentile, target total cash compensation levels (consisting of base salary plus target annual cash bonus) at the 65th percentile and target total direct compensation (consisting of target total cash compensation plus the expected value of long-term incentives) at the 75th percentile of the Comparator Group and survey data.

•

The Comparator Group information was considered against the overall performance of each Named Executive Officer, including individual responsibilities and related performance, and other internal considerations such as retention.

Consistent with our general philosophy and the Committee’s standard approach, the Committee received and considered recommendations and other input from our Chief Executive Officer and our Senior Vice President of Organization Effectiveness as formal parts of its customary processes for developing executive compensation plans and evaluating performance of individual executives for purposes of making final determinations for fiscal year 2009. In the end, the Committee made compensation determinations that sought to reward performance, motivate senior leaders and retain valued talent for the ongoing transformational leadership the Company’s future success will require. The Committee evaluated the compensation of our Chief Executive Officer separately, and worked alone with PM&P on all issues related to her total compensation for fiscal year 2009.

Base Salaries

The Committee reviews salaries annually and also in connection with a promotion or other major change in responsibilities. In performing such a review, the Committee considers, among other factors, the following:

•	the person’s job duties, performance and achievements;

•	the level of pay relative to comparable persons at relevant companies reviewed by the Committee, including the Comparator Group discussed above; and

•	retention concerns, as appropriate, and critical skills.

The Committee considered the above factors in setting salaries for fiscal year 2009, and awarded the following pay raises: Ms. Hanley – 4.5%; Mr. Shor – 4%; Mr. Kamon – 15%; and Mr. Ralph – 5%. Each was effective at the beginning of the fiscal year. For fiscal year 2009, and recognizing that her base pay had been increased during fiscal year 2008, Ms. Stevens was not awarded a base pay raise; the Committee instead increased her equity and incentive pay opportunities by awarding her a larger number of stock options.

Dr. Widge was also awarded a 3.8% pay raise, but, as discussed above, Dr. Widge retired from the Company on January 31, 2009. In connection with his retirement and because of Dr. Widge’s skills, expertise and standing within our business, the Company entered into a 3-year consulting agreement for Dr. Widge to continue providing services on a number of matters related to his expertise in the development, manufacture, sale and promotion of specialty alloys. He also is expected to leverage his personal and business relationships to the advantage of the Company throughout this term. Our financial arrangements with Dr. Widge under the agreement include a lump sum cash payment of $330,000 made on February 1, 2009, and provide for monthly payments of $35,371 for the term of the relationship and continuation of medical and prescription benefits equivalent to those available to him when he retired.

Annual Cash Incentive Bonuses

The Committee maintains an Executive Bonus Compensation Plan (“EBCP”) because it believes that a significant portion of a Named Executive Officer’s (and certain other executives’) potential compensation should be contingent on their successful leadership of the Company’s business. The EBCP provides that Named Executive Officers and certain other executives are eligible to receive an annual cash incentive bonus based on certain performance metrics. For fiscal year 2009, the Committee adopted the metrics of Return on Net Assets (“RONA”) and Operating Earnings (“OE”) as the key measures under the EBCP. With respect to all Named Executive Officers, and most other executives, the Committee set weighting for RONA at 35% and for OE at 65%. In the prior year, the weighting for the RONA and OE measures were each set at 40%, and a corporate transformation measure was included for the remaining 20% of the performance.

As a general matter, performance goals are set at three levels – namely, Threshold, Target and Maximum – with the respective potential bonus amounts at such levels being equal to 50%, 100% and 200% of the individual’s target bonus for the fiscal year. If performance does not reach the Threshold (or minimum) level, no bonus is earned under the EBCP in the normal course. As noted previously, the Committee also authorized our Chief Executive Officer to adjust annual awards for executives below her level based on individual performances. Specifically, we empowered Ms. Stevens to increase or decrease such an executive’s annual award by up to 50% based on performance. These adjustments could only be made for fiscal year 2009 based on clear written performance objectives, and they could be made only if they did not affect the available pool of funds allocated for this purpose.

Separately, the Chief Executive Officer’s maximum incentive bonus opportunity for fiscal year 2009 was increased from 200% to 300% if superior financial and total stockholder return performance was achieved by the team during that period. The maximum payout potential for the Chief Executive Officer was tied to a series of special financial metrics and achieving enhanced performance levels relative to our peer group on the measure of total stockholder return.

When establishing performance metrics and levels at the beginning of a fiscal year, the Committee typically considers the likelihood that historical special events or circumstances will occur again or continue in the coming year. The Committee reviews performance, verifies related data, and determines final awards at the end of the fiscal year, to determine whether an adjustment is warranted to a particular metric based on unanticipated developments or exceptional performance in another area of strategic importance to the Company. As part of the Committee’s data verification process for approving EBCP awards, performance data relative to the Company’s operating results for financial reporting purposes are also reviewed by the Audit/Finance Committee of the Board before being applied by the Committee in making its award determinations.

Our target for total cash compensation, as a general matter, is intended to approximate the market pay levels at the 65th percentile when Target level goals under the EBCP are achieved. The Committee retains the flexibility to make discretionary awards if appropriate in order to reward executives whose skills, abilities and exceptional performance justify cash compensation above that percentile, and, conversely, to target pay below the 50th percentile level in certain circumstances.

For fiscal year 2009, the Committee determined that it was appropriate to consider that fiscal year 2009 was a uniquely challenging year for the Company, the credit markets, the global economy and for all of the sectors within which we live, work and do business. The dramatic global economic declines experienced over the course of fiscal year 2009 occurred months after the Committee established the metrics for the fiscal year 2009 annual cash incentive bonus. While the Committee still believes that the metrics were fair and reasonable when they were adopted, these dramatic declines in the global economy, and the impact they had on our sector, made it unlikely that our leadership team could achieve those established objectives. The established objectives were not achieved by our leadership team. Accordingly, annual cash incentives were not awarded to any members of our leadership team, including the Chief Executive Officer, for fiscal year 2009.

Long-Term Incentives

Our principal long-term incentive program for Named Executive Officers and other executives is achieved through equity-based awards that are tied to the Company’s performance and the future value of our common stock, and thus are aligned more directly with the interests of our stockholders. The Committee believes such awards focus executive attention on the Company’s longer-term interests and strategic business decisions, including our emphasis on effective transformation initiatives by all senior leaders as discussed above. The Committee also believes that such awards motivate executives both to lawfully and ethically meet or exceed performance metrics and to remain with the Company.

The Committee uses our Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) to provide equity-based compensation to executives and other key personnel based on achieving (or exceeding) certain established performance goals. Equity grants vary, therefore, based on the Company’s performance and the executive’s contributions towards corporate goals. Equity grants to Named Executive Officers are made by the Committee annually as part of its fiscal year-end compensation process following its receipt of the Company’s full year performance data. In addition, the Committee occasionally delegates authority to our Chief Executive Officer to make a limited amount of equity awards to other Company personnel.

For fiscal year 2009, the Company granted stock options, time-based restricted shares and performance shares. A description of each compensation vehicle adopted by the Committee is detailed below:

•

Stock Options – When stock options are granted as awards under the Executive Stock Plan, the exercise price is set automatically at the closing share price on the NYSE on the date of the grant. One third of the options awarded for fiscal year 2009 vest on each of the three anniversary dates immediately following the grant. We believe such stock options provide the officers with strong alignment with the economic interests of the stockholders because the executives receiving them only realize a gain if the Company share price increases over time. For all Named Executive Officers, with the exception of the Chief Executive Officer, stock options constituted about 25% of the total long-term incentive grant.

•

Time-based Restricted Stock – The restricted stock granted for fiscal year 2009 vests at the end of three years. We believe restricted stock provides alignment with the interests of stockholders and assists in retaining executives. For all Named Executive Officers, with the exception of the Chief Executive Officer, restricted stock made up 25% of the total long-term incentive.

•

Performance Shares – Two forms of performance shares were granted for fiscal year 2009. One that is earned over a three-year term and the other is earned over a one-year period. With the exception of the Chief Executive Officer, each makes up 25% of the Named Executive Officer’s long term incentive and is more fully described below.

With respect to the three-year performance shares granted for fiscal year 2009, half of those shares will be earned based on three-year performance versus our corporate plan with respect to Return on Net Assets (RONA), and the other half will be earned based on three-year Total Shareholder Return (TSR) versus our peer group. Executives can earn between 0 and 200% of the award based on performance on these two metrics. The awards are earned and vested at the end of the three-year performance period. The Committee has adopted this formula because it believes that the metrics used, namely RONA and TSR, are aligned at this time with legitimate value creation.

The one-year performance shares granted for fiscal year 2009 can be earned based on Earnings per Share performance for the period. Executives can earn between 0 and 200% of the target award based on performance. Recognizing the long-term features of these awards, shares actually do not vest until the second anniversary after the performance period. This incentive was not earned by any Named Executive Officer, including the Chief Executive Officer, for fiscal year 2009 because the team did not meet or exceed our established goals.

The chart included at the end of this section illustrates graphically the long-term compensation plan adopted by the Committee.

The Committee made certain awards for fiscal year 2009, outside of the Executive Stock Plan, that reflected its consideration of other performance factors, including those discussed above under the “Annual Cash Incentive Bonuses” subsection.

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve several worthwhile business purposes, including inspiring and motivating superior performance by executives, and attracting and retaining talented personnel generally. We believe our programs are reasonable in light of competitive practices and in light of our executives’ total compensation program.

The General Retirement Plan for Employees (“GRP”) provides retirement benefits to employees, including Named Executive Officers, at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service. These benefits are based on either: (a) a fixed monthly rate for each year of service; or (b) the sum of (i) the worker’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and (ii) the worker’s highest average annual earnings multiplied by 1.4% for each year of service over 20. This average is calculated from the highest five annual periods (within the last 20 years) ending on the date of retirement. Earnings generally include all salaries, bonuses and other cash compensation.

The Company has two supplemental plans for those participants in the GRP whose benefits are reduced by limitations under the Internal Revenue Code (the “Code”), namely the Benefit Equalization Plan (“BEP”) and the Earnings Adjustment Plan (“EAP”). These plans restore amounts lost under the GRP because of Code limitations. In general, benefits under these plans are subject to the same administrative rules as the GRP. Each Named Executive Officer is entitled to benefits under the BEP and the EAP to ensure that post-retirement income reflects the value of actual earnings during active employment.

Certain executives, including all Named Executive Officers, have been designated by the Board as participants under our Supplemental Retirement Plan for Executives (“SRP”), which is designed to provide a minimum level of post-retirement income to such persons in recognition of their long-term performance and dedication to the Company at the management level. This supplemental benefit is payable for a fixed term of fifteen years, commencing in the seventh month following eligibility for GRP monthly payments (unless a disabled participant elects a later date). Coupled together, these retirement plans will yield (with estimated primary Social Security included) about 60% of the person’s average earnings if retirement follows 30 years of service.

Our Officers’ Supplemental Retirement Plan (“OSRP”) provides supplemental pension benefits to participants, including Named Executive Officers, whose benefits will be reduced under the GRP because of income that he or she elected to defer under the Company’s deferred compensation plan. This was done to increase our ability to recruit and to retain talent, and it has been maintained to ensure that a participant’s post-retirement income reflects the fair value of his or her actual earnings during active employment. The OSRP restores reductions that occur under the GRP because of deferrals, without regard to any limitations under the Code. These benefits are subject to the same administrative rules as the GRP.

Benefits for Named Executive Officers under the above plans are discussed in more detail in the “Executive Compensation” section below.

Savings Plan and Deferred Compensation Plan

Our Savings Plan is a profit sharing plan. The Company contributes 3% of the eligible salary of each eligible employee, including Named Executive Officers, to the plan. The Company’s contribution is invested, at the employee’s election, into one or more pre-established investment plans. If the Company’s contribution for any employee is limited under the Code, the employee will receive any lost contributions under the Company’s deferred compensation plan discussed immediately below. An employee may make additional contributions up to 35% of eligible salary, including salary deferrals, and 100% of any annual cash bonus payment.

The Company sponsors a non-qualified, deferred compensation plan for executives, including Named Executive Officers, to supplement the Savings Plan. Executives may annually defer up to 35% of the combination of base pay and his or her entire cash bonus. These sums are deliverable to the executive later, either on a date selected by the person or upon the occurrence of a specified event. The Company also makes a 3% contribution to this plan for any portion of the base pay of executives that is not eligible for employer contribution under the Savings Plan.

Perquisites

The Company provides a limited number of perquisites and other personal benefits to Named Executive Officers and certain other executives, which it believes are reasonable and consistent with its goal to motivate, attract and retain key executives. The following perquisites are available to each Named Executive Officer:

•	Tax preparation fees up to $1,500 (annually);

•	Financial planning and tax planning expenses up to $8,000 (annually);

•	Medical examination (annually or bi-annually, depending on age); and

•	Employment relocation expenses.

We believe these items are advantageous to the Company and its stockholders, and they facilitate efforts to keep these executives focused on the legitimate interests of the business.

Health Benefits and Disability Insurance

The Company currently provides its executive officers with the same health plan afforded to all associates of the Company. In addition, they participate in an executive health plan that offers periodic physical examinations and that encourages participation by reimbursing the executives for certain additional out-of-pocket health costs associated with it that are not covered by the Company’s self funded plan. This additional executive health plan is administered by a third party and is tax deductible to the Company. The Company also affords its executive officers disability insurance benefits. This disability benefit is based upon meeting certain medical underwriting requirements, and provides for additional disability income in excess of what the Company provides its associates generally.

Management believes that the additional health benefits and disability insurance afforded executive officers is reasonable and competitive in the marketplace.

Severance and Employment Arrangements

The Company has entered into a Special Severance Agreement with each of the Named Executive Officers that is designed to encourage the person to remain with the Company and continue in his or her duties if there is a pending or potential change in control of the Company, and to afford income protection if his or her position is terminated or significantly changed following a change in control. These agreements are discussed in more detail below in the “Potential Payments Upon Termination of Employment” section.

Each of Ms. Stevens and Mr. Ralph also has a separate written arrangement with the Company relating to her or his employment, entered into on October 6, 2006 and July 6, 2007, respectively. While neither arrangement requires a minimum period of employment for the executive, each provides for the continuation of certain minimum levels of salary and benefits during their respective employment tenures and for certain payments in certain termination circumstances. Ms. Stevens’ arrangement provides for an annual base salary and for participation in the Company’s 401(k) savings program, pension plan, deferred compensation plan and various health, disability and life insurance programs. Mr. Ralph’s arrangement provides for an annual base salary and for participation in the Company’s 401(k) savings program, pension plan and various health, disability and life insurance programs. With respect to payments upon separation from employment with the Company under certain circumstances, Ms. Stevens is entitled to receive certain payments in the absence of termination for cause, and Mr. Ralph is entitled to certain payments unless his separation occurs because of death or for fraud, misconduct or gross neglect of duty.

Tax Deductibility of Compensation

To the extent that the aggregate compensation subject to Section 162(m) of the Internal Revenue Code paid to any Named Executive Officer exceeds $1 million, it is not deductible by the Company for federal income tax purposes unless it is “performance-based” as defined in the Code. Cash bonuses and restricted stock grants are performance-based only if they are earned based on achieving objective goals under stockholder approved plans. The EBCP for cash bonuses and the Executive Stock Plan for equity compensation are intended to qualify as performance-based compensation plans under the Code, and each has been approved by the Company’s stockholders. The Committee has the authority to award some compensation that may not be deductible under the Code, such as restricted stock grants that are solely time-vested, if such compensation advances the overall interests of the business. Certain portions of the compensation paid to Ms.  Stevens are not deductible under the Code.

COMPENSATION COMMITTEE REPORT

The Human Resources Committee, which serves as the compensation committee of the Board of Directors for purposes of applicable NYSE and SEC requirements, has reviewed and discussed the foregoing Compensation Discussion and Analysis (“CD&A”) with management. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2009 Annual Report on Form 10-K.

This report is respectfully submitted by the members of the Human Resources Committee.

Stephen M. Ward, Jr., Chair	I. Martin Inglis
Carl G. Anderson, Jr.	Jeffrey Wadsworth
Philip M. Anderson	William A. Wulfsohn

EXHIBIT I

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation accrued or paid by Carpenter for services rendered during the fiscal years ended June 30, 2009, 2008 and 2007, by Carpenter’s Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Awards (1) ($) (e)		Option Awards (2) ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (h)		All Other Compensation (4) ($) (i)		Total ($) (j)

Stevens, Anne L. Chairman, President and Chief Executive Officer	2009 2008 2007	$ $ $	879,345 878,868 516,539	$ $ $	0 0 0	$ $ $	1,439,597 1,207,183 470,569	$ $ $	716,536 653,583 0	$ $ $	0 874,030 389,470	$ $ $	787,335 422,149 51,703	$ $ $	87,753 175,455 227,653	$ $ $	3,910,566 4,211,269 1,655,934

Hanley, T. Kathleen Senior Vice President Organizational Effectiveness/ Strategy/Corporate Staffs	2009 2008 2007	$ $ $	388,719 372,226 152,308	$ $ $	0 0 50,000	$ $ $	513,646 439,997 104,421	$ $ $	133,133 0 0	$ $ $	0 253,941 80,388	$ $ $	215,255 36,878 14,799	$ $ $	27,537 38,352 71,963	$ $ $	1,278,290 1,141,392 473,879

Kamon, Mark S. Vice President International/CPP/Dynamet	2009 2008 2007	$ $ $	345,636 301,154 238,245	$ $ $	0 0 0	$ $ $	413,114 300,963 240,204	$ $ $	203,378 0 0	$ $ $	0 195,636 18,369	$ $ $	358,103 99,105 211,515	$ $ $	25,598 134,716 6,618	$ $ $	1,345,828 1,031,574 714,951

Ralph, K. Douglas Senior Vice President-Finance and Chief Financial Officer	2009 2008 2007	$ $ $	400,242 374,153 0	$ $ $	0 50,000 0	$ $ $	507,650 397,250 0	$ $ $	133,133 0 0	$ $ $	0 266,000 0	$ $ $	133,110 19,445 0	$ $ $	38,785 23,041 0	$ $ $	1,212,920 1,129,890 0

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	2009 2008 2007	$ $ $	408,381 392,905 378,271	$ $ $	0 0 0	$ $ $	862,585 928,884 791,892	$ $ $	179,468 0 0	$ $ $	0 300,817 39,030	$ $ $	933,496 115,259 766,063	$ $ $	56,330 48,973 40,110	$ $ $	2,440,259 1,786,838 2,015,366

Widge, Sunil Y. (5) Senior Vice President and Chief Technology Officer	2009 2008 2007	$ $ $	219,000 306,174 256,309	$ $ $	0 0 0	$ $ $	66,993 1,165,117 272,039	$ $ $	0 0 0	$ $ $	0 222,041 98,628	$ $ $	842,533 42,628 307,092	$ $ $	496,833 22,828 18,519	$ $ $	1,625,359 1,758,787 952,587

(1)	The dollar value of stock awards is equal to the compensation expense recognized in accordance with FAS 123R in Carpenter’s financial statements. Carpenter recognizes expenses ratably over a three-year period for performance-based restricted shares, and over the three or five-year vesting periods for time-based restricted shares. The assumptions used in determining the fair value of the stock awards is set forth in Note 18 to Carpenter’s fiscal year 2009 financial statements (“Carpenter’s financial statements”), which are contained in Carpenter’s 2009 Annual Report on Form 10-K.
(2)	The dollar value of stock options is equal to the compensation expense recognized in accordance with FAS 123R in Carpenter’s financial statements. Carpenter recognizes expense ratably in monthly increments over the vesting period for the respective options. The assumptions used in determining the fair value of the options is set forth in Note 18 to Carpenter’s financial statements.

(3)	Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1, 2008 to June 30, 2009. The amounts were computed using the same assumptions used for financial statements reporting purposes under FAS 87 described in Note 13 to Carpenter’s financial statements. Amounts paid under the plans use assumptions contained in the plans and may be different than those used for financial statements reporting purposes.
(4)	Other income and benefits include: financial and tax counseling and tax preparation, insurance premiums, dividend equivalents on unvested restricted stock, relocation/temporary living reimbursement and tax gross-ups, contributions to the 401(k) Savings Plan and the Deferred Compensation Plan for Officers and Key Employees, unused earned vacation and consulting fees for Dr. Widge. Not all of the listed income and/or benefits were provided to each Named Executive Officer. The following table sets forth items included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(5)	Dr. Widge served as Senior Vice President and Chief Technology Officer until January 31, 2009, when he retired from the Company. Upon retirement, Carpenter entered into a consulting agreement with Dr. Widge, the details of which are more fully described in the Compensation Discussion and Analysis section above.

All Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)		Company Contributions to Retirement and 401(k) Plans ($)		Consulting Fees ($)	Dividend equivalents on restricted shares ($)		Total ($)

Stevens, Anne L. President, Chairman and Chief Executive Officer	2009 2008 2007	$ $ $	10,225 124,707 206,115	$ $ $	1,116 1,152 792	$ $ $	26,380 26,366 15,496		$ $ $	50,032 23,231 5,250	$ $ $	87,753 175,455 227,653

Hanley, T. Kathleen Senior Vice President Organizational Effectiveness/ Strategy/Corporate Staffs	2009 2008 2007	$ $ $	0 19,880 65,988	$ $ $	716 709 356	$ $ $	11,662 11,167 4,569		$ $ $	15,159 6,596 1,050	$ $ $	27,537 38,352 71,963

Kamon, Mark S. Vice President International/CPP/Dynamet	2009 2008 2007	$ $ $	0 117,020 0	$ $ $	629 556 0	$ $ $	10,369 9,035 0		$ $ $	14,599 8,661 0	$ $ $	25,598 135,271 0

Ralph, K. Douglas Senior Vice President-Finance Chief Financial Officer	2009 2008 2007	$ $ $	12,000 8,000 0	$ $ $	738 667 0	$ $ $	12,007 11,225 0		$ $ $	14,040 3,150 0	$ $ $	38,785 23,041 0

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	2009 2008 2007	$ $ $	6,000 6,550 5,500	$ $ $	754 749 743	$ $ $	12,251 11,787 11,348		$ $ $	37,325 29,887 22,519	$ $ $	56,330 48,973 40,110

Widge, Sunil Y. Senior Vice President and Chief Technology Officer	2009 2008 2007	$ $ $	8,000 1,550 2,916	$ $ $	586 568 477	$ $ $	6,570 9,185 7,568	$472,284	$ $ $	9,393 11,525 7,558	$ $ $	496,833 22,828 18,519

The following table sets forth information about grants during fiscal year 2009 to Named Executive Officers of awards under the Company’s equity or non-equity incentive plans, which are the Executive Bonus Compensation Plan (“EBCP”) and Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) described under the “Compensation Discussion and Analysis” section above.

Fiscal Year 2009 Grants of Plan-Based Awards Table

										All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)		(#)		(#)		($ / Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)		(k)	(m)
Stevens, Anne L. Chairman, President and Chief Executive Officer	8/7/2008 8/7/2008	8/7/2008 8/7/2008								19,773	(2)	60,084	(3)		$ $	712,026 766,672
	8/7/2008	8/7/2008				9,887	19,773	39,545	(4)							$712,026
	8/7/2008	8/7/2008				4,943	9,886	19,772	(5)							$355,995
	8/7/2008	8/7/2008				4,944	9,887	19,774	(6)							$463,601

Hanley, T. Kathleen Senior Vice President Organizational Effectiveness/ Strategy/Corporate Staffs

Kamon, Mark S. Vice President International/CPP/Dynamet

Ralph, K. Douglas Senior Vice President-Finance Chief Financial Officer

Shor, Michael L. Executive Vice President Advanced Metals Operations & Premium Alloys Operations

Widge, Sunil Y. Senior Vice President and Chief Technology Officer

(1)	The assumptions used for determining the grant date fair value are set forth in Note 18 to Carpenter’s financial statements.
(2)	Reflects restricted shares granted under the Executive Stock Plan during fiscal year 2009. The shares are subject to a three-year time-based vesting schedule. The shares will vest in full if the recipient remains an active employee for three years following the grant date. In the event of separation of service due to death, disability, retirement or change in control, the shares will become immediately vested.
(3)	Reflects stock options granted under the Executive Stock Plan during fiscal year 2009. The Options have a ten-year term, become exercisable ratably over a three-year period following the grant date and will expire 90 days following termination of employment, except in the case of death, disability, or retirement. In the event of death or disability, all options that were granted more than 12 months prior to the event become fully vested and exercisable by the participant or her estate for the remainder of the original term. In the event of retirement, all unexercisable options granted more than 12 months before such retirement date shall become fully vested and exercisable by the participant or her estate for the remainder of the original term, however, the Committee reserves the right to determine if unvested options are forfeited. Upon a change in control, all outstanding options become fully vested and immediately exercisable.
(4)	Reflects one-year performance shares, the details of which are more fully described in the Compensation Discussion and Analysis.
(5)	Reflects three-year performance shares with respect to RONA, the details of which are more fully described in the Compensation Discussion and Analysis.
(6)	Reflects three-year performance shares with respect to TSR, the details of which are more fully described in the Compensation Discussion and Analysis.

The following table sets forth information about outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2009.

Outstanding Equity Awards At End of Fiscal Year 2009 Table

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable		(#)	($)		Date	(#)	($)	(#)	($) (2)

Stevens, Anne L. Chairman, President and Chief Executive Officer	19,000 0	9,500 60,084	(3) (4)	0	$ $	64.17 36.01	06/27/17 08/07/18	54,973	$1,143,988	0	$0

Hanley, T. Kathleen Senior Vice President Organization Effectiveness/ Strategy/Corporate Staffs	4,550	9,100	(5)	0		$43.65	06/30/18	15,410	$320,682	0	$0

Kamon, Mark S. Vice President International/CPP/ Dynamet	6,659	13,316	(5)	0		$43.65	06/30/18	14,631	$304,471	0	$0

Ralph, K. Douglas Senior Vice President-Finance and Chief Financial Officer	4,550	9,100	(5)	0		$43.65	06/30/18	14,500	$301,745	0	$0

Shor, Michael L. Executive Vice President Advanced Metals Operations & Premium Alloys Operations	6,133	12,267	(5)	0		$43.65	06/30/18	31,960	$665,088	0	$0

Widge, Sunil Y. Senior Vice President and Chief Technology Officer	0	0		0		$0	N/A	0	$0	0	$0

(1)	The table in this footnote provides specific information about the respective grant and vesting dates for outstanding shares reflected in the above table:

Named Executive	# of Shares Granted†		Grant Date	Vest Date
Stevens, Anne L.	20,000		11/01/06	11/01/09
	6,080		06/27/07	06/27/10
	9,120 19,773	*	06/30/08 08/07/08	06/30/10 08/07/11

Hanley, T. Kathleen	4,000		01/08/07	01/08/10
	3,000		07/23/07	07/23/10
	4,500		06/30/08	06/30/11
	3,910	*	06/30/08	06/30/10

Kamon, Mark S.	3,300 1,876 1,080 6,575 1,800	*	06/30/05 09/05/06 07/23/07 06/30/08 06/30/08	06/30/10 09/05/09 07/23/10 06/30/11 06/30/10

Ralph, K. Douglas	5,000		07/09/07	07/09/10
	4,500		06/30/08	06/30/11
	5,000	*	06/30/08	06/30/10

Shor, Michael L.	9,000		06/30/05	06/30/10
	10,000		10/16/06	10/16/09
	3,000		07/23/07	07/23/10
	6,050		06/30/08	06/30/11
	3,910	*	06/30/08	06/30/10

Widge, Sunil Y.	0

†	Balances reflect adjustment for November 15, 2007 stock split, where applicable.
*	Represents fifty percent of the original performance share award still outstanding; fifty percent of the award having already vested.

(2)	Market value is based on the June 30, 2009 closing price of the Company’s common stock ($20.81).
(3)	Stock options were granted on June 27, 2007; one-third vested on June 27, 2008, one-third vested on June 27, 2009, and the remaining options will vest on June 27, 2010.
(4)	Stock options were granted on August 7, 2008, and vest in equal annual installments on August 7, 2009, 2010 and 2011.
(5)	Stock options were granted on June 30, 2008; one-third vested on June 30, 2009, and the remaining options will vest in equal annual installments on June 30, 2010 and 2011.

The following table sets forth information about options exercised by, and stock vested for the benefit of Named Executive Officers during fiscal year 2009.

Fiscal Year 2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stevens, Anne L. Chairman, President and Chief Executive Officer	0	$0	5,396 9,120	$ $	112,453 189,787

Hanley, T. Kathleen Senior Vice President, Organizational Effectiveness/ Strategy/Corporate Staffs	0	$0	1,734 3,910	$ $	36,137 81,367

Kamon, Mark S. Vice President, International/CPP/Dynamet	0	$0	2,400 1,446	$ $	46,104 30,135
			1,800		$37,458

Ralph, K. Douglas Senior Vice President-Finance and Chief Financial Officer	0	$0	5,000		$104,050

Shor, Michael L. Executive Vice President, Advanced Metals Operations and Premium Alloys Operations	0	$0	8,000 3,470	$ $	153,680 72,315
			3,910		$81,367
			4,500		$93,645

Widge, Sunil Y.(1) Senior Vice President and Chief Technology Officer	0	$0	26,092		$430,518

(1)	100% of the stock awards held by Dr. Widge vested on an accelerated basis upon his retirement in January 2009.

Pension Benefits Generally

The Company maintains several pension and related benefits plans in which the Named Executive Officers and other executives are eligible to participate. These plans are described in the subsections that follow this subsection.

The following table sets forth information about the value of accumulated benefits and number of years of credited service under each of the Company’s defined benefit pension plan and supplemental executive retirement plans available to Named Executive Officers at the end of fiscal year 2009, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria under such plans.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Stevens, Anne L. Chairman, President and Chief Executive Officer	General Retirement Plan (GRP) (2)	2.67	$1,157,947	$0
	Benefit Equalization Plan (BEP) (3)	2.67	$103,240	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	2.67	$0	$0

Hanley, T. Kathleen Senior Vice President—Organizational Effectiveness/ Strategy/Corporate Staffs	General Retirement Plan (GRP) (2)	2.50	$266,932	$0
	Benefit Equalization Plan (BEP) (3)	2.50	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	2.50	$0	$0

Kamon, Mark S. Vice President International/CPP/Dynamet	General Retirement Plan (GRP) (2)	8.67	$1,095,694	$0
	Benefit Equalization Plan (BEP) (3)	8.67	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	8.67	$0	$0

Ralph, K. Douglas Senior Vice President-Finance Chief Financial Officer	General Retirement Plan (GRP) (2)	2.00	$152,555	$0
	Benefit Equalization Plan (BEP) (3)	2.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	2.00	$0	$0

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	General Retirement Plan (GRP) (2)	28.00	$776,319	$0
	Benefit Equalization Plan (BEP) (3)	28.00	$3,619,333	$0
	Supplemental Retirement Plan for Executives (SRP) (4)	28.00	$123,393	$0

Widge, Sunil Y. Senior Vice President and Chief Technology Officer	General Retirement Plan (GRP) (2)	32.67	$1,974,526	$62,720
	Benefit Equalization Plan (BEP) (3)	32.67	$967,377	$12,598
	Supplemental Retirement Plan for Executives (SRP) (4)	32.67	$46,350	$6,865

(1)	The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial statement reporting purposes under FAS 87 described in Note 13 to Carpenter’s financial statements and further assuming that each Named Executive Officer retires on his or her earliest possible retirement date. Not including Dr. Widge who retired in January 2009, the projected age of each Named Executive Officer’s earliest retirement date is as follows: Mr. Shor - 52; Mr. Ralph - 62; Mr. Kamon - 62; Ms. Hanley - 64; and Ms. Stevens - 65. Assumptions regarding the value of survivor benefits are that 80% of executives are married, wives are three years younger than husbands, and Mr. Shor is entitled to a Surviving Spouse Benefit for his spouse. Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum and only when the executive is eligible for a monthly GRP annuity in the month following separation. None of the Named Executive Officers is currently eligible for a lump sum payment under the GRP. Dr. Widge retired effective January 31, 2009 and the present values of accumulated benefits reflect the actual benefits to which he is entitled and elected under the plans.

(2)	The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees; it is described in greater detail elsewhere in the following subsection. The benefit values include non-qualified plan benefit amounts that are anticipated to be payable from the GRP, subject to GRP provisions and regulatory limits.
(3)	The BEP restores benefits that would otherwise be payable under the GRP except for the limitation by the Internal Revenue Code of 1986, as amended, upon the annual benefit that may be paid under qualified plans. The provisions of the GRP also determine eligible service and earnings as well as form and timing of all payments for purposes of the BEP, except that the BEP does not permit benefits to be paid as a lump sum.
(4)

Carpenter’s SRP provides a benefit in excess of benefits payable under the GRP, Carpenter’s other non-qualified pension plans and Social Security. The benefit under the SRP is calculated similarly to the GRP except that the SRP benefit (in conjunction with the benefit plans it supplements) is limited to 60% of average compensation plus  1/4% for each year of service over 30. The payments are paid coincident with those under the GRP in the form of a 15-year certain monthly annuity.

Tax-Qualified Defined Benefit Pension Plan

Participation

During fiscal year 2009, all of the Named Executive Officers were eligible to participate in the tax-qualified GRP.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that takes into account a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occur during the last 240 full calendar months of employment. These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and relating to the maximum annual benefit that may be paid to any participant by such a plan.

GRP Payment to Executive

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and whether or not the immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity. An unreduced immediate annuity is referred to as a “full pension.”

Full Pension: A participant is entitled to a full pension if (i) he or she separates from employment at or after age 65 having provided at least five years of service, (ii) he or she retires at any age with at least 30 years of service, or (iii) he or she retires at age 62 with at least 10 years of service. A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the Company, or upon the consent of the Plan Committee, where retirement of the participant is determined to be in the Company’s interest and the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =
Under 55	At least 20 years	65 but not 80
Under 55	At least 15 years	At least 80
55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount): Early retirement is available at age 55 after at least 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 62) or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid prior to the participant reaching age 65).

Deferred Vested Pension: A participant with a vested pension who separates from service without being eligible for an immediate annuity does not attain any of the foregoing and is entitled to receive a deferred vested pension that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service). A participant with a deferred vested pension who terminates employment at age 55 after at least 10 years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the employee, or the joint lives of the employee and beneficiary. A participant may elect a lump sum payment when the monthly annuity would be otherwise payable in the month following separation.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2009, all of the Named Executive Officers participated in the non-qualified SRP and up to three other non-qualified retirement plans that restore various payments that are restricted under the GRP.

SRP Calculation

The SRP pays a retirement benefit that normally supplements payments from the GRP, Social Security and all non-qualified defined benefit plans of the Company. The retirement benefit under the SRP is calculated similarly to the retirement benefit under the GRP, with three exceptions: (1) “compensation” for purposes of the SRP includes certain items of remuneration that are not included in “compensation” for purposes of the GRP; (2) the SRP does not incorporate limitations on the amount of compensation taken into account under the plan; and (3) the SRP benefit is limited so that the sum of the participant’s GRP benefit, Primary Social Security Benefit Amount, and non-contributory benefits from all non-qualified deferred compensation plans sponsored by the Company, plus any SRP benefit amount, cannot exceed 60% of a participant’s average compensation plus  1/4% for each year of service over 30 years. Except in the event of a change in control of the Company, as defined under the SRP, benefits under the SRP are payable in the form of a 15-year certain monthly annuity commencing the first month in which the separated participant would be entitled to begin receiving monthly payments under the GRP. In the event of a change in control of the Company, as defined in the SRP, benefits under the SRP are payable in a lump sum.

Other Non-Qualified Plans Calculations

In addition to the SRP, the Company has three non-qualified plans that restore benefits that (i) would have been payable under the GRP but for Internal Revenue Service (“IRS”) limits on the amount of compensation payable under a tax-qualified plan, or (ii) are lost under the GRP due to voluntary deferrals under Carpenter’s non-qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”). The EAP restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($230,000 and $245,000 in 2008 and 2009, respectively). The BEP restores benefits not paid under the GRP because of limitations on benefits that may be paid from a tax-qualified plan ($185,000 and $195,000 in 2008 and 2009, respectively). The OSRP restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Non-Qualified Payments to Executive

All non-qualified payments to an executive or any beneficiary of an executive are conditioned upon the participant’s separation of employment or (in some instances) on the occurrence of a change in control. Benefits under the NQDCP may be made in a lump sum, or annual installments over 10 or 15 years, as a participant may elect at the time of a deferral. The following paragraphs describe the eligibility for benefits under the SRP. Eligibility for benefits for the other non-qualified plans is generally the same as for benefits under the GRP.

Full Pension: A participant is entitled to a full pension if (i) he or she separates from employment at or after age 62 after at least five years of service, or (ii) he or she retires at any age after at least 30 years of service. A participant who is eligible for monthly GRP payments in the month following separation, having provided at least 10 years of service, may receive a full pension with the consent of the Plan Committee where retirement is determined to be in the Company’s interest.

Early Pension (payable immediately with age discount): Early retirement is available at age 55 after at least five years of service (with the benefit amount otherwise payable at age 62 discounted to account for the time during which benefits are paid prior to the participant reaching age 62) and commences in the month chosen for payments made pursuant to the GRP. A disabled participant may commence receipt of early pension payments pursuant to the SRP at any age and may elect to defer the SRP benefit (not linked to GRP).

Deferred Vested Pension: A participant with a vested pension who separates from employment without being eligible for an immediate annuity is entitled to a deferred vested pension, generally payable (1) beginning in the first month following separation from employment if the participant separated from service (a) after attaining age 55, having provided at least 10 years but fewer than 30 years of service; or (b) at or after attaining age 60 having provided fewer than 10 years of service; or, in any other instance (2) beginning in the first month following the participant’s attainment of age 55 (if the participant provided at least 10 years of service) or age 60 (if the participant provided fewer than 10 years of service). The amount of a deferred vested pension under the SRP is generally subject to a discount to account for the time during which benefits are paid prior to the participant reaching age 62.

Non-Qualified Plans—Payment to Beneficiary

If a participant dies before benefit payments under the SRP or the NQDCP are completed, the remaining benefits under the SRP or the NQDCP are paid to the named beneficiary, or if there is no beneficiary, to the surviving spouse, or if there is neither a named beneficiary nor a surviving spouse, to the participant’s estate (in that order of priority). Payments to a beneficiary are made in the same time, form and amount as if the employee had survived. With respect to all other non-qualified plans, if a participant dies before benefit payments under the plan are completed, the plan generally pays the remaining benefits to the same beneficiary and on the same schedule as would apply under the GRP.

Form of Non-Qualified Payments

Except when benefits become payable because of a change in control, the SRP pays a 15-year certain benefit to the executive or applicable beneficiary and the NQDCP pays benefits resulting from deferrals during a given year in one of three forms elected by the participant for that year’s deferrals: a lump sum, annual installments over 10 years, or annual installments over 15 years. The other non-qualified plans generally pay benefits in the same periodic payment form as benefits under the GRP. Participants may not elect a lump sum payment under any of the non-qualified plans, although benefits are paid as a lump sum under the non-qualified plans if they become payable because of a change in control.

Eligibility of Named Executive Officers at June 30, 2009

Dr. Widge retired from the Company on January 31, 2009 and now is eligible to receive a Full Pension under each of the GRP, SRP and BEP as a result of greater than 30 years of service. None of the other Named Executive Officers currently qualify for a Full Pension or Early Pension under the GRP, SRP or other non-qualified plans without special circumstances.

Non-Qualified Defined Contribution Pension Plan

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution), not to exceed 35% of base salary, plus all or a portion of bonuses earned under the EBCP. Under the NQDCP, the hypothetical account established for a participant is credited annually with an employer contribution equal to 3% of the portion of a participant’s base salary that exceeds the limitations set by the IRS on compensation that may be taken into account under the Savings Plan ($230,000 and $245,000 in 2008 and 2009, respectively) and such amounts vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Savings Plan, except that the NQDCP does not include the Guaranteed Investment Contract or Carpenter stock investment options. Benefits under the NQDCP are payable from a trust established by the Company to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events, and a participant may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

The following table sets forth information about deferred compensation accrued by the Named Executive Officers during fiscal year 2009 under the NQDCP.

Fiscal Year 2009 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Stevens, Anne L. Chairman, President and Chief Executive Officer	$0	$18,928	$1,610	$0	$51,509

Hanley, T. Kathleen Senior Vice President Organizational Effectiveness/ Strategy/Corporate Staffs	$53,328	$4,883	($16,748)	$0	$44,931

Kamon, Mark S. Vice President International/CPP/Dynamet	$0	$3,069	($464)	$0	$7,407

Ralph, K. Douglas Senior Vice President-Finance Chief Financial Officer	$0	$5,201	$305	$0	$5,507

Shor, Michael L. Executive Vice President Advanced Metals Operations and Premium Alloys Operations	$0	$5,510	($5,926)	$0	$29,611

Widge, Sunil Y. Senior Vice President and Chief Technology Officer	$137,067	$2,762	($174,852)	$0	$525,603

(1)	Reflects the fiscal year 2009 3% Company contribution to the NQDCP, which amount is also included in column (i) of the Summary Compensation Table.

Tax-Qualified Defined Contribution Pension Plan

Under the Company’s tax-qualified 401(k) plan (the “Savings Plan”), the account of every eligible participant is credited annually with an employer contribution of 3% of base salary (subject to IRS limits on the maximum compensation that may be taken into account for this purpose). In addition, an eligible participant may contribute to his or her plan account up to an additional 35% of base salary (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes). Participant contributions during a calendar year may not exceed an annual limit, which for 2009 is $16,500, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $22,000. The Savings Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions. There are no matching contributions.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

Certain of the Company’s compensation or benefits plans in which one or more of the Named Executive Officers participate provide that benefits earned or granted during the course of a participant’s service will become payable (or awards will become vested) on an immediate or other accelerated basis if the participant’s employment terminates under certain circumstances. The table presented at the end of this section summarizes the benefits that become payable to each Named Executive Officer in connection with his or her termination for any reason.

The table reflects that Carpenter has entered into a Special Severance Agreement with all of the Named Executive Officers. Each of these agreements, in effect, converts into a three-year employment agreement for the executive only upon the occurrence of a “change in control” of Carpenter (as defined in the agreement). Thereafter, if the executive’s employment is terminated, the executive will receive (a) his or her full salary and all bonuses prorated through the date of termination, (b) his or her pension and other benefits through the termination date, and (c) the vesting of all restricted stock and stock options, and the ability to exercise all other grants. In addition, if the termination is by Carpenter (or its successor) other than for cause, or by the executive for good reason, the executive will receive a lump sum payment equal to three years of salary plus full annual bonus (computed without regard to actual attainment of relevant performance goals), and an enhanced pension benefit paid as a lump sum from general assets. Under similar termination circumstances, the agreements provide for continuation of all other active benefits for three years; tax and financial planning for three years; outplacement services; payment by the Company of any federal excise tax created by the agreement; and reimbursement of any legal fees for enforcing or defending the agreement. The original term of each Special Severance Agreement is three years, and the term is automatically extended on each one-year anniversary date to again become three years from such anniversary date, unless the executive receives written notice from the Company sixty days prior to any such anniversary date that such term will not be extended.

The table also reflects, in the cases of Ms. Stevens and Mr. Ralph, their respective separate written arrangements relating to their employment, which are summarized in the “Compensation Discussion and Analysis – Severance and Employment Arrangements” section of this Proxy Statement.

The table is limited to executive or special benefits and does not include benefits that are generally available to the Company’s non-executive employees. The table quantifies such payments that would result from accelerated vesting of stock options, performance shares and restricted stock, and uses lump sum present value calculations for other amounts, in all cases assuming a termination event occurred on June 30, 2009.

Fiscal Year 2009 Potential Payments Upon Termination or Change in Control Table

Named Executive	Benefit	Before Change in Control			After Change in Control (2)
		Retirement Resignation (1)	Termination for Cause	Other Termination or Resignation for Good Reason	Other Termination or Resignation for Good Reason
Stevens, Anne L. Chairman, President and Chief Executive Officer	Benefit Equalization Plan (BEP) (3)(4)	$0	$0	$0	$0
	Supplemental Retirement Plan (SRP) (4)(5)	$0	$0	$0	$0
	Stock Option Award (06/27/07) (6)	$0	$0	$0	$0
	Stock Option Award (08/7/08) (6)	$0	$0	$0	$0
	Restricted Stock Award (11/01/06) (6)	$0	$0	$416,200	$416,200
	Restricted Stock Award (06/27/07) (6)	$0	$0	$126,525	$126,525
	Performance Share Award (06/30/08) (6)	$0	$0	$189,787	$189,787
	Restricted Stock Award (08/07/08) (6)	$0	$0	$0	$411,476
	Executive Bonus Compensation Plan (EBCP) (9)	$0	$0	$0	$0
	Deferred Compensation Plan (NQDCP)	$0	$51,509	$51,509	$51,509

	Post-Retirement Insurance/Death Benefit (7)	$0	$0	$0	$0
	Severance - Employment Agreement (8)	$0	$0	$876,000	$0
	Severance - Change in Control Agreement (4)(9)	$0	$0	$0	$9,774,670
	Tax gross-up (10)	$0	$0	$0	$4,220,466
	Fringe Benefits (11)	$0	$0	$0	$48,500
	Benefit Coverage (12)	$0	$0	$8,788	$26,364

Hanley, T. Kathleen Senior Vice President Organizational Effectiveness/Strategy/Corporate Staffs	Benefit Equalization Plan (BEP) (3)(4)	$0	$0	$0	$0
	Supplemental Retirement Plan (SRP) (4)(5)	$0	$0	$0	$0
	Stock Option Award (06/30/08) (6)	$0	$0	$0	$0
	Restricted Stock Award (01/08/07) (6)	$0	$0	$0	$83,240
	Restricted Stock Award (07/23/07) (6)	$0	$0	$0	$62,430
	Restricted Stock Award (06/30/08) (6)	$0	$0	$0	$93,645
	Performance Share Award (06/30/08) (6)	$0	$0	$0	$81,367
	Executive Bonus Compensation Plan (EBCP) (9)	$0	$0	$0	$0
	Deferred Compensation Plan (NQDCP)	$0	$44,931	$44,931	$44,931

	Post-Retirement Insurance/Death Benefit (7)	$0	$0	$0	$0
	Severance - Change in Control Agreement (4)(9)	$0	$0	$0	$3,266,156
	Tax gross-up (10)	$0	$0	$0	$1,446,362
	Fringe Benefits (11)	$0	$0	$0	$48,500
	Benefit Coverage (12)	$0	$0	$0	$26,367

Kamon, Mark S. Vice President International/CPP/Dynamet	Benefit Equalization Plan (BEP) (3)(4)	$0	$0	$0	$0
	Supplemental Retirement Plan (SRP) (4)(5)	$0	$0	$0	$0
	Stock Option Award (06/30/08) (6)	$0	$0	$0	$0
	Performance Share Award (06/30/08) (6)	$0	$0	$0	$37,458
	Restricted Stock Award (06/30/05) (6)	$0	$0	$0	$68,673
	Restricted Stock Award (09/05/06) (6)	$0	$0	$0	$39,040
	Restricted Stock Award (07/23/07) (6)	$0	$0	$0	$22,475
	Restricted Stock Award (06/30/08) (6)	$0	$0	$0	$136,826
	Executive Bonus Compensation Plan (EBCP) (9)	$0	$0	$0	$0
	Deferred Compensation Plan (NQDCP)	$0	$7,407	$0	$7,407

	Post-Retirement Insurance/Death Benefit (7)	$0	$0	$0	$345,000
	Severance - Change in Control Agreement (4)(9)	$0	$0	$0	$3,188,447
	Tax gross-up (10)	$0	$0	$0	$1,380,937
	Fringe Benefits (11)	$0	$0	$0	$48,500
	Benefit Coverage (12)	$0	$0	$0	$41,568

Ralph, K. Douglas Senior Vice President-Finance and Chief Financial Officer	Benefit Equalization Plan (BEP) (3)(4)	$0	$0	$0	$0
	Supplemental Retirement Plan (SRP) (4)(5)	$0	$0	$0	$0
	Stock Option Award (06/30/08) (6)	$0	$0	$0	$0
	Performance Share Award (06/30/08) (6)	$0	$0	$104,050	$104,050
	Restricted Stock Award (07/09/07) (6)	$0	$0	$0	$104,050
	Restricted Stock Award (06/30/08) (6)	$0	$0	$0	$93,645
	Executive Bonus Compensation Plan (EBCP) (9)	$0	$0	$0	$0
	Deferred Compensation Plan (NQDCP)	$0	$5,507	$5,507	$5,507

	Post-Retirement Insurance/Death Benefit (7)	$0	$0	$0	$0
	Severance - Employment Agreement (8)	$0	$0	$399,000	$0
	Severance - Change in Control Agreement (4)(9)	$0	$0	$0	$2,807,310
	Tax gross-up (10)	$0	$0	$0	$1,319,782
	Fringe Benefits (11)	$0	$0	$0	$48,500
	Benefit Coverage (12)	$0	$0	$13,929	$41,787

Named Executive	Benefit	Before Change in Control			After Change in Control (2)
		Retirement Resignation (1)	Termination for Cause	Other Termination or Resignation for Good Reason	Other Termination or Resignation for Good Reason
Shor, Michael L. Executive Vice President Advanced Metals Operations & Premium Alloys Operations	Benefit Equalization Plan (BEP) (3)(4)	$3,619,333	$3,619,333	$3,619,333	$3,619,333
	Supplemental Retirement Plan (SRP) (4)(5)	$123,393	$123,393	$123,393	$123,393
	Stock Option Award (06/30/08) (6)	$0	$0	$0	$0
	Performance Share Award (06/30/08) (6)	$81,367	$0	$0	$81,367
	Restricted Stock Award (06/30/05) (6)	$187,290	$0	$0	$187,290
	Restricted Stock Award (10/16/06) (6)	$208,100	$0	$0	$208,100
	Restricted Stock Award (07/23/07) (6)	$62,430	$0	$0	$62,430
	Restricted Stock Award (06/30/08) (6)	$125,901	$0	$0	$125,901
	Executive Bonus Compensation Plan (EBCP) (9)	$0	$0	$0	$0
	Deferred Compensation Plan (NQDCP)	$29,611	$29,611	$29,611	$29,611

	Post-Retirement Insurance/Death Benefit (7)	$0	$0	$0	$407,056
	Severance - Change in Control Agreement (4)(9)	$0	$0	$0	$6,233,874
	Tax gross-up (10)	$0	$0	$0	$0
	Fringe Benefits (11)	$0	$0	$0	$48,500
	Benefit Coverage (12)	$0	$0	$0	$26,946

Widge, Sunil Senior Vice President Chief Technology Officer	Benefit Equalization Plan (BEP) (3)(4)	$967,377	$967,377	$967,377	$967,377
	Supplemental Retirement Plan (SRP) (4)(5)	$46,350	$46,350	$46,350	$46,350
	Deferred Compensation Plan (NQDCP)	$525,603	$525,603	$525,603	$525,603

	Post-Retirement Insurance/Death Benefit (7)	$458,000	$458,000	$458,000	$458,000
	Severance - Change in Control Agreement (4)(13)	$0	$0	$0	$1,102,701
	Tax gross-up (10)	$0	$0	$0	$0
	Fringe Benefits (11)	$0	$0	$0	$0
	Benefit Coverage (12)				$37,224

(1)	Mr. Shor is the only active executive currently able to “retire” from employment, and this is limited to special circumstances. In the absence of special circumstances, none of these distributions or accelerated vestings will occur. See the Pension Benefits Table for present value of the accumulated benefit. Among the active executives, with the exception of Messrs. Shor and Kamon, the accrued GRP pension benefit for all such other active executives would be forfeited with a termination of employment prior to change in control.
(2)	Values above the dotted line are attained at the time of a change in control with or without termination of employment. Values below the dotted line require a change in control and a subsequent Triggering Event.
(3)	For executives vested with five years of service, these amounts are presented in a lump sum present value, although BEP benefits may only be paid in some form (single-life or joint-lives) of monthly annuity.
(4)	Values of retirement benefit amounts were computed using the same assumptions used for financial statements reporting purposes under FAS 87 described in Note 13 to Carpenter’s financial statements.
(5)	For executives vested with five years of service, these amounts are presented in a lump sum present value, although SRP benefits may only be paid as a monthly annuity over a 15-year certain period.
(6)	The stock value after a change in control is based on the terms of the Executive Stock Plan and would result from immediate vesting following the change in control. Before a change in control, all executives will receive this stock value following separation from service due to death, disability or, for Mr. Shor, retirement, where it would be in Carpenter’s best interest.
(7)	The Post-Retirement Insurance/Death Benefit Plan for Executive Officers provides a death benefit to any executive who has at least 10 years of service and GRP eligibility for an entitlement other than Deferred Vested Pension. At retirement, unless he or she is the Chief Executive Officer who may elect to insure up to $600,000 of the benefit, the executive may elect to insure up to $400,000 of the benefit. The amount in this row is payable only upon the death of the executive.

(8)	Ms. Stevens and Mr. Ralph each have a separate written severance arrangement with the Company. If the Company terminates Ms. Stevens for other than cause or she resigns with good reason, she will receive (1) one year of base salary, (2) one year continuation of insurance benefits and (3) vesting of all time-vested restricted stock on a pro-rata basis including stock that would have vested within 12 months after separation. If Mr. Ralph is terminated by the Company for other than cause or he resigns with good reason, he will receive (1) one year of base salary, (2) one year continuation of insurance benefits and (3) vesting of all time-vested restricted stock on a pro-rata basis including stock that would have vested within 12 months after separation.
(9)	In the event of a change in control, total value of the severance package consists of three times base salary plus three times annual cash (EBCP) target bonus, as well as three additional service years to credit the SERP entitlement. The values are as follows:

Named Executive	Base and Bonus	Retirement	Total
Anne L. Stevens	$5,256,000	$4,518,670	$9,774,670
T. Kathleen Hanley	$2,092,424	$1,173,732	$3,266,156
Mark S. Kamon	$1,863,000	$1,325,447	$3,188,447
K. Douglas Ralph	$2,154,600	$652,710	$2,807,310
Michael L. Shor	$2,198,102	$4,035,772	$6,233,874

(10)	In addition to the assumed payment of the potentially applicable 20% federal excise tax rate, the following rates were assumed for purposes of this calculation: Social Security/Medicare = 1.45%, Pennsylvania income tax = 3.07%, Municipal tax rate = 1% and Federal tax rate = 35% (effective rate = 34.2755%).
(11)	Fringe benefits (perquisites) are assumed as follows: outplacement services for one year at a maximum amount of $20,000; annual financial and tax planning services and tax filing services for three years at annual maximum amounts of $8,000 and $1,500, respectively.
(12)	Ms. Stevens’ and Mr. Ralph’s respective employment arrangements also provide benefit insurance coverage for one year. The value of benefits is determined by deducting the amount of any current premium for the benefit from the current actuarial cost. It is assumed that the executive will elect the maximum coverage to which he or she is entitled. Actual costs will differ depending upon the executive’s election and the future cost of benefits.
(13)	Mr. Widge’s amount is the balance due under the terms of his consulting agreement if a change in control occurs.

AUDIT/FINANCE COMMITTEE REPORT

The Audit/Finance Committee is comprised of four members, each of whom has been determined by the Board to be an Independent Director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee. Each member is financially literate as required by NYSE standards, and two of the four members qualify as an “audit committee financial expert” under applicable SEC standards. The Audit/Finance Committee functions pursuant to a written charter that was adopted, and is reviewed annually, by the Board. A copy of the charter is posted on Carpenter’s website at www.cartech.com.

The Audit/Finance Committee is charged with a number of responsibilities, including appointing the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements and recommending to the Board with respect to the inclusion of such financial statements in the Company’s annual report on Form 10-K. The Audit/Finance Committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm, and more generally for reviewing the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of the financial statements of the Company, and the independence and performance of Carpenter’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Carpenter’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter’s internal control over financial reporting.

In discharging its responsibilities, the Audit/Finance Committee reviewed and discussed with management and Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP, Carpenter’s audited financial statements for fiscal year 2009, and the financial schedule thereto, and the report of PricewaterhouseCoopers LLP thereon. The Committee also discussed other matters with PricewaterhouseCoopers LLP such as the quality (in addition to acceptability), clarity, consistency, and completeness of Carpenter’s financial reporting, as required by U.S. Auditing Standards Section AU380, Communication with Audit Committees.

The Audit/Finance Committee met with management periodically during fiscal year 2009 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit with PricewaterhouseCoopers LLP. The Audit/Finance Committee also discussed with senior management and PricewaterhouseCoopers LLP Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s Chief Executive Officer and Chief Financial Officer, pursuant to applicable requirements of the SEC under the Sarbanes-Oxley Act of 2002. In particular, the Audit/Finance Committee was kept apprised by senior management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with such oversight, the Audit/Finance Committee received periodic updates provided by senior management and PricewaterhouseCoopers LLP at several meetings during the year. At the conclusion of the process, senior management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting. The Audit/Finance Committee also reviewed the report of PricewaterhouseCoopers LLP on Carpenter’s internal control over financial reporting.

The Audit/Finance Committee has considered the compatibility of the provision of non-audit services with the independent registered public accounting firm’s maintenance of independence and has received from PricewaterhouseCoopers LLP written disclosures and a letter concerning the firm’s independence from Carpenter, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PricewaterhouseCoopers LLP.

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter’s audited consolidated financial statements be included in Carpenter’s 2009 Annual Report on Form 10-K for filing with the SEC.

This report is respectfully submitted by the Audit/Finance Committee of the Board of Directors.

Gregory A. Pratt, Chair	Peter N. Stephans
Robert R. McMaster	Kathryn C. Turner

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Finance Committee, acting pursuant to delegated authority in its charter from the Board of Directors, has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to be appointed by the Company to serve as its independent registered public accounting firm for fiscal year 2010. In such capacity, PwC would be engaged to audit and report upon the Company’s financial statements and the Company’s internal controls over financial reporting for the fiscal year 2010. PwC, or one of its predecessor firms, has served as the independent registered public accounting firm of Carpenter since 1918. The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity.

THE BOARD OF DIRECTORS AND ITS AUDIT/FINANCE COMMITTEE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

A representative of PwC is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year 2009, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit and attestation services related to statutory or regulatory filings required by certain foreign locations, were $985,800 compared to $989,338 for fiscal year 2008.

Audit-Related Fees

PwC billed $32,500 in audit-related fees in fiscal year 2009 compared to $7,125 in fiscal year 2008. In fiscal year 2009, these fees are related to assistance with fraud risk assessment and a subscription to best practices databases.

Tax Fees

The aggregate fees billed by PwC for tax services were $565,000 for fiscal year 2009, compared to $94,551 in fiscal year 2008. Fees in fiscal year 2009 were primarily for domestic and international tax compliance services and other tax projects.

Non-Audit Services and Fees

It is the practice of the Audit/Finance Committee to pre-approve all services provided to Carpenter by its independent registered public accounting firm in accordance with applicable legal requirements. For the fiscal year 2009, the Audit/Finance Committee approved all services provided to Carpenter by PwC.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on the proxy on such business in accordance with their judgment.

Some banks, brokers and other nominee record holders may follow the practice of sending only one copy of Carpenter’s Proxy Statement to multiple stockholders in a household. Carpenter will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662, telephone 610-208-3423. If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF CARPENTER’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2009, INCLUDING A LIST OF THE EXHIBITS THERETO, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO CARPENTER’S CORPORATE SECRETARY AT CARPENTER TECHNOLOGY CORPORATION, P.O. BOX 14662, READING, PA 19612-4662.

By order of the Board of Directors,

Oliver C. Mitchell, Jr.
Secretary

ADMISSION TICKET

ANNUAL MEETING

OF

STOCKHOLDERS OF CARPENTER TECHNOLOGY CORPORATION

MONDAY, OCTOBER 12, 2009 - 11:00 A.M.

RITZ CARLTON NEW YORK CITY, CENTRAL PARK

50 CENTRAL PARK SOUTH

NEW YORK, NEW YORK

AGENDA

•   Election of four directors.

•   Approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Carpenter for the fiscal year ending June 30, 2010.

•   Transact such other business as may properly come before the meeting.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side.

If you plan to attend the 2009 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Present this admission ticket to the Carpenter Technology Corporation representative.

PROXY

CARPENTER TECHNOLOGY CORPORATION

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting on October 12, 2009

The undersigned stockholder of Carpenter Technology Corporation appoints ANNE L. STEVENS and OLIVER C. MITCHELL, JR., or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournments thereof. The meeting will be held at the Ritz Carlton New York City, Central Park, 50 Central Park South, New York, New York, on Monday, October 12, 2009, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

Comments: (change address)

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

YOU ARE ENCOURAGED TO TAKE ADVANTAGE OF TWO COST EFFECTIVE WAYS TO VOTE YOUR SHARES—BY TELEPHONE OR INTERNET.

PLEASE DATE AND SIGN ON REVERSE SIDE

CARPENTER TECHNOLOGY CORPORATION P.O. Box 14662 101 WEST BERN STREET READING, PA 19612-4662

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Carpenter Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carpenter Technology Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CARTEC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARPENTER TECHNOLOGY CORPORATION
The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.

1.	Nominees – Terms to Expire 2012:
01) Carl G. Anderson, Jr.
	02) Philip M. Anderson	☐	☐	☐
03) Jeffrey Wadsworth
	04) William A. Wulfsohn					For	Against	Abstain

Vote On Proposal

2.	Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm.					☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of the nominees for directors and FOR Proposal 2.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address change and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Signature (PLEASE SIGN WITHIN BOX)	Date				Signature (Joint Owners)		Date